Exhibit 99.1

Huntsman Corporation

Consolidated Financial Statements and Supplemental Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Huntsman Corporation and subsidiaries

We have audited the accompanying consolidated balance sheets of Huntsman Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006.  Our audits also included the financial statement schedules listed in the index on page 1.  These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements reflect the financial position and results of operations and cash flows as if Huntsman Holdings LLC and Huntsman Corporation were combined for all periods presented.

As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, on January 1, 2005; FASB Interpretation No. 47,  Accounting for Conditional Asset Retirement Obligations, on December 31, 2005; and FASB Statement No. 158,  Employers’ Accounting for Defined Benefit Pensions and Other Postretirement Plans, on December 31, 2006.

As discussed in Note 2 to the consolidated financial statements, the Company changed the measurement date for its pension and other postretirement benefit plans from December 31 to November 30 during 2005.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in  Internal Control—Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated February 28, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 28, 2007 (September 26, 2007 as to the effects of the discontinued operations described in Note 3 — “Sale of the North American Polymers Business and the Agreement to Sell the U.S. Base Chemicals Business”, and as to the effects of the segment reclassifications described in Note 28)

CONSOLIDATED BALANCE SHEETS

HUNTSMAN CORPORATION

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$263.2	$142.8
Accounts and notes receivables (net of allowance for doubtful accounts of $39.0 and $33.7, respectively)	1,243.2	1,475.2
Accounts receivable from affiliates	14.1	7.4
Inventories, net	1,520.1	1,309.2
Prepaid expenses	55.7	46.2
Deferred income taxes	64.6	31.2
Other current assets	175.7	84.0
Total current assets	3,336.6	3,096.0

Property, plant and equipment, net	4,059.4	4,643.2
Investment in unconsolidated affiliates	201.0	175.6
Intangible assets, net	187.6	216.3
Goodwill	90.2	91.2
Deferred income taxes	190.4	94.2
Notes receivable from affiliates	—	3.0
Other noncurrent assets	379.7	551.0
Total assets	$8,444.9	$8,870.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,006.2	$1,093.5
Accounts payable to affiliates	12.0	—
Accrued liabilities	857.6	747.2
Deferred income taxes	9.4	2.4
Current portion of long-term debt	187.9	44.6
Total current liabilities	2,073.1	1,887.7

Long-term debt	3,457.4	4,413.3
Deferred income taxes	192.6	258.3
Other noncurrent liabilities	955.8	770.2
Total liabilities	6,678.9	7,329.5
Minority interests in common stock of consolidated subsidiaries	29.4	20.4
Commitments and contingencies (Notes 20 and 21) Stockholders’ equity:
Common stock $0.01 par value, 1,200,000,000 shares authorized, 221,549,461 and 221,200,997 issued and 220,652,429 and 220,451,484 outstanding in 2006 and 2005, respectively	2.2	2.2
Mandatory convertible preferred stock $0.01 par value, 100,000,000 shares authorized, 5,750,000 issued and outstanding	287.5	287.5
Additional paid-in capital	2,798.4	2,779.8
Unearned stock-based compensation	(12.5)	(11.8)
Accumulated deficit	(1,277.6)	(1,505.8)
Accumulated other comprehensive loss	(61.4)	(31.3)
Total stockholders’ equity	1,736.6	1,520.6
Total liabilities and stockholders’ equity	$8,444.9	$8,870.5

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

HUNTSMAN CORPORATION

	Year ended December 31,
(Dollars in millions)	2006	2005	2004

Revenues:
Trade sales, services and fees	$9,116.6	$9,193.1	$8,364.2
Related party sales	88.5	134.8	88.2
Total revenues	9,205.1	9,327.9	8,452.4
Cost of goods sold	7,769.5	7,861.6	7,308.8
Gross profit	1,435.6	1,466.3	1,143.6
Operating expenses:
Selling, general and administrative	766.9	630.6	606.5
Research and development	115.4	95.5	96.2
Other operating (income) expense	(126.7)	31.2	(74.7)
Restructuring, impairment and plant closing costs	23.1	110.9	274.4
Total expenses	778.7	868.2	902.4
Operating income	656.9	598.1	241.2
Interest expense, net	(350.7)	(426.6)	(607.2)
Interest expense - affiliate	—	—	(5.4)
Loss on accounts receivable securitization program	(13.3)	(9.0)	(13.3)
Equity in income of investment in unconsolidated affiliates	3.6	8.2	4.0
Loss on early extinguishment of debt	(27.1)	(322.5)	(25.6)
Other income (expense)	1.3	(0.1)	—
Income (loss) from continuing operations before income taxes and minority interest	270.7	(151.9)	(406.3)
Income tax benefit	50.1	50.4	80.4
Minority interest in subsidiaries’ income	(2.9)	(1.7)	(7.2)
Income (loss) from continuing operations	317.9	(103.2)	(333.1)
(Loss) income from discontinued operations (including loss on disposal of $301.8 in 2006 and $36.4 in 2005), net of tax	(144.0)	96.3	105.4
Income (loss) before extraordinary gain and accounting changes	173.9	(6.9)	(227.7)
Extraordinary gain on the acquisition of a business, net of tax of nil	55.9	—	—
Cumulative effect of changes in accounting principle, net of tax of $2.9	—	(27.7)	—
Net income (loss)	229.8	(34.6)	(227.7)
Preferred stock dividends	—	(43.1)	(87.7)
Net income (loss) available to common stockholders	$229.8	$(77.7)	$(315.4)

Net income (loss)	$229.8	$(34.6)	$(227.7)
Other comprehensive income (loss)	149.0	(212.3)	70.5
Comprehensive income (loss)	$378.8	$(246.9)	$(157.2)
Basic income (loss) per share:
Income (loss) from continuing operations	$1.44	$(0.66)	$(1.91)
(Loss) income from discontinued operations, net of tax	(0.65)	0.44	0.48
Extraordinary gain on the acquisition of a business	0.25	—	—
Cumulative effect of changes in accounting principle, net of tax	—	(0.13)	—
Net income (loss)	$1.04	$(0.35)	$(1.43)
Weighted average shares	220.6	220.5	220.5

Diluted income (loss) per share:
Income (loss) from continuing operations	$1.37	$(0.66)	$(1.91)
(Loss) income from discontinued operations, net of tax	(0.62)	0.44	0.48
Extraordinary gain on the acquisition of a business	0.24	—	—
Cumulative effect of changes in accounting principle, net of tax	—	(0.13)	—
Net income (loss)	$0.99	$(0.35)	$(1.43)
Weighted average shares	233.1	220.5	220.5

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

HUNTSMAN CORPORATION

	Shares
(Dollars in millions)	Common Stock	Mandatory Convertible Preferred Stock	Common Stock	Preferred Members’ Interest	Mandatory Convertible Preferred Stock	Additional Paid-In Capital	Unearned Stock-Based Compensation	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
Balance, January 1, 2004	—	—	$—	$194.4	$—	$800.2	$—	$(1,243.5)	$61.2	$(187.7)
Net loss	—	—	—	—	—	—	—	(227.7)	—	(227.7)
Purchase accounting adjustment	—	—	—	1.3	—	—	—	—	49.3	50.6
Other comprehensive income	—	—	—	—	—	—	—	—	70.5	70.5
Dividends accrued on redeemable preferred member’s interest	—	—	—	—	—	(87.7)	—	—	—	(87.7)
Balance, December 31, 2004	—	—	—	195.7	—	712.5	—	(1,471.2)	181.0	(382.0)
Net loss	—	—	—	—	—	—	—	(34.6)	—	(34.6)
Other comprehensive loss	—	—	—	—	—	—	—	—	(212.3)	(212.3)
Exchange of previous common and preferred members’ interest and warrants for common stock	164,769,665	—	1.6	(195.7)	—	885.5	—	—	—	691.4
Issuance of common stock and mandatory convertible preferred stock	55,681,819	5,750,000	0.6	—	287.5	1,203.8	—	—	—	1,491.9
Issuance of nonvested stock awards	—	—	—	—	—	16.3	(16.3)	—	—	—
Recognition of stock-based compensation	—	—	—	—	—	4.8	4.5	—	—	9.3
Dividends declared on mandatory convertible preferred stock	—	—	—	—	—	(43.1)	—	—	—	(43.1)
Balance, December 31, 2005	220,451,484	5,750,000	2.2	—	287.5	2,779.8	(11.8)	(1,505.8)	(31.3)	1,520.6
Net income	—	—	—	—	—	—	—	229.8	—	229.8
Other comprehensive income	—	—	—	—	—	—	—	—	149.0	149.0
Issuance of nonvested stock awards	—	—	—	—	—	9.0	(9.0)	—	—	—
Vesting of stock awards	278,531	—	—	—	—	0.2	—	—	—	0.2
Recognition of stock-based compensation	—	—	—	—	—	9.4	8.3	—	—	17.7
Cumulative effect of adoption of SFAS No. 158, net of tax	—	—	—	—	—	—	—	—	(179.1)	(179.1)
Repurchase and cancellation of stock awards	(77,586)	—	—	—	—	—	—	(1.6)	—	(1.6)
Balance, December 31, 2006	220,652,429	5,750,000	$2.2	$—	$287.5	$2,798.4	$(12.5)	$(1,277.6)	$(61.4)	$1,736.6

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

HUNTSMAN CORPORATION

	Year Ended December 31,
(Dollars in millions)	2006	2005	2004
Operating Activities:
Net income (loss)	$229.8	$(34.6)	$(227.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Extraordinary gain on the acquisition of a business, net of tax	(55.9)	—	—
Cumulative effect of changes in accounting principle, net of tax	—	27.7	—
Equity in income of unconsolidated affiliates	(3.6)	(8.2)	(4.0)
Depreciation and amortization	465.7	500.8	536.8
Provision for losses on accounts receivable	6.4	4.2	0.7
Loss on disposal of businesses/assets, net	209.4	35.4	2.4
Loss on early extinguishment of debt	27.1	322.5	25.6
Noncash interest expense	5.1	49.8	166.0
Noncash restructuring, impairment and plant closing costs	18.1	58.6	138.0
Deferred income taxes	(82.4)	(3.1)	(64.5)
Net unrealized (gain) loss on foreign currency transactions	(42.4)	15.3	(111.7)
Stock-based compensation	18.4	9.5	—
Minority interest in subsidiaries’ income	2.9	1.7	7.2
Other, net	4.4	(13.3)	(14.0)
Changes in operating assets and liabilities:
Accounts and notes receivables	228.1	61.3	(348.1)
Inventories, net	(58.8)	(96.9)	(158.9)
Prepaid expenses	(14.5)	45.8	31.0
Other current assets	(50.6)	(38.1)	116.0
Other noncurrent assets	162.8	(78.6)	(48.9)
Accounts payable	21.5	68.6	28.1
Accrued liabilities	22.0	(19.5)	88.3
Other noncurrent liabilities	(220.4)	59.7	18.5
Net cash provided by operating activities	893.1	968.6	180.8
Investing Activities:
Capital expenditures	(549.9)	(338.7)	(226.6)
Acquisition of business, net of cash acquired	(176.9)	—	—
Acquisition of minority interest	—	(124.8)	—
Proceeds from sale of businesses/assets	894.5	23.7	5.2
Investment in unconsolidated affiliates, net	(11.9)	(1.8)	(13.3)
Net investment in government securities, restricted as to use	14.4	(30.1)	—
Change in restricted cash	—	8.9	1.6
Other, net	3.7	(0.9)	3.1
Net cash provided by (used in) investing activities	173.9	(463.7)	(230.0)

Continued on the following page.

	Year Ended December 31,
(Dollars in millions)	2006	2005	2004
Financing Activities:
Net (repayments) borrowings under revolving loan facilities	$(6.3)	$(118.7)	$113.8
Net repayments of overdraft and other short-term debt	(6.8)	—	(10.6)
Repayments of long-term debt	(1,784.0)	(4,010.7)	(2,822.8)
Proceeds from long-term debt	872.4	2,235.0	2,869.8
Net borrowings (repayments) on notes payable	10.9	(33.9)	(19.6)
Debt issuance costs paid	(12.8)	(17.3)	(35.5)
Call premiums related to early extinguishment of debt	(30.4)	(146.0)	(17.0)
Dividend paid to preferred stockholders	(14.4)	(10.8)	—
Net proceeds from issuance of common and preferred stock	—	1,491.9	—
Contribution from minority shareholder	6.2	3.6	—
Other, net	4.0	3.9	5.4
Net cash (used in) provided by financing activities	(961.2)	(603.0)	83.5
Effect of exchange rate changes on cash	14.6	(2.3)	11.1
Increase (decrease) in cash and cash equivalents	120.4	(100.4)	45.4
Cash and cash equivalents at beginning of period	142.8	243.2	197.8
Cash and cash equivalents at end of period	$263.2	$142.8	$243.2
Supplemental cash flow information:
Cash paid for interest	$396.5	$411.9	$455.6
Cash paid for income taxes	40.3	27.6	29.2

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

Certain Definitions

For convenience in this report, the terms “Company,” “our,” “us,” or “we” may be used to refer to Huntsman Corporation and, unless the context otherwise requires, its subsidiaries and predecessors. Any references to our “Company,” “we,” “us” or “our” as of a date prior to October 19, 2004 (the date of our formation) are to Huntsman Holdings, LLC and its subsidiaries (including their respective predecessors). In this report, “Huntsman International Holdings” refers to Huntsman International Holdings LLC (our 100% owned subsidiary that merged into Huntsman International LLC on August 16, 2005) and, unless the context otherwise requires, its subsidiaries; “Huntsman International” refers to Huntsman International LLC (our 100% owned subsidiary) and, unless the context otherwise requires, its subsidiaries; “Huntsman Advanced Materials” refers to Huntsman Advanced Materials Holdings LLC (our 100% owned indirect subsidiary, the membership interests of which we contributed to Huntsman International on December 20, 2005) and, unless the context otherwise requires, its subsidiaries; “Huntsman LLC” refers to Huntsman LLC (our 100% owned subsidiary that merged into Huntsman International on August 16, 2005); “HPS” refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); “SLIC” refers to Shanghai Liengheng Isocyanate Investment BV (our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies); “HMP” refers to HMP Equity Holdings Corporation (our 100% owned subsidiary that merged into us on March 17, 2005); “HMP Equity Trust” refers to HMP Equity Trust (the holder of approximately 59% of our common stock); and “Matlin- Patterson” refers to MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B, L.P. (collectively, an owner of HMP Equity Trust).

Description Of Business

We are among the world’s largest global manufacturers of differentiated chemical products; we also manufacture inorganic and commodity chemical products. Our products comprise a broad range of chemicals and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide.

Company

We were formed in 2004 to hold, among other things, the equity interests of Huntsman International, Huntsman Advanced Materials and Huntsman LLC.

In February 2005, we completed an initial public offering of common stock and mandatory convertible preferred stock. In connection with our initial public offering, we completed the Reorganization Transaction, in which our predecessor, Huntsman Holdings, LLC, became our wholly owned subsidiary and the existing beneficial holders of the common and preferred members’ interests of Huntsman Holdings, LLC received shares of our common stock in exchange for their interests. Also during 2005, we completed a series of transactions designed to simplify our consolidated group’s financing and public reporting structure, to reduce our cost of financing and to facilitate other organizational efficiencies, including the following:

•                  On August 16, 2005, we completed the Affiliate Mergers, pursuant to which Huntsman LLC and Huntsman International Holdings were merged into Huntsman International. As a result of the Huntsman LLC Merger, Huntsman International succeeded to the assets, rights and obligations of Huntsman LLC. Huntsman International entered into supplemental indentures under which it assumed the obligations of Huntsman LLC under its outstanding debt securities. The Huntsman International subsidiaries that guarantee Huntsman International’s outstanding debt securities now provide guarantees with respect to these securities, and all of Huntsman LLC’s subsidiaries that guaranteed its debt securities continue to provide guarantees with respect to these debt securities. In addition, Huntsman LLC’s guarantor subsidiaries executed supplemental indentures to guarantee all of Huntsman International’s outstanding debt securities.

•                  In December 2005, we completed the Huntsman Advanced Materials Minority Interest Transaction, pursuant to which:

•                  we agreed to pay $125 million to affiliates of SISU Capital Limited and other third parties to acquire the 9.7% of the equity of Huntsman Advanced Materials that we did not already own;

•                  we amended our senior secured credit facilities and increased our existing Dollar Term Loan by $350 million;

•                  we used proceeds from the increased Dollar Term Loan, together with approximately $74 million of cash on hand, to acquire the equity interest in Huntsman Advanced Materials, to redeem Huntsman Advanced Materials’ $250 million of outstanding 11% senior secured notes due 2010, to pay $35.6 million in call premiums plus accrued interest, and to pay other related costs; and

•                  we then contributed our 100% ownership interest in Huntsman Advanced Materials to Huntsman International.

As a result of these transactions, we now operate all of our businesses through Huntsman International and substantially all of our debt obligations are obligations of Huntsman International and/or its subsidiaries.

On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE business operated by our Base Chemicals segment. On June 30, 2006, we completed the Textile Effects Acquisition pursuant to which we acquired Ciba’s global textile effects business. On December 29, 2006, we sold our European base chemicals and polymers business to SABIC. For more information concerning these transactions, see “Note 3. Discontinued Operations” and “Note 4. Business Dispositions and Combination.”

HMP Equity Trust holds approximately 59% of our common stock. Jon M. Huntsman and Peter R. Huntsman control the voting of the shares of our common stock held by HMP Equity Trust. However, the shares of our common stock held by HMP Equity Trust will not be voted in favor of certain fundamental corporate actions without the consent of MatlinPatterson, through its representatives David J. Matlin or Christopher R. Pechock, and Jon M. Huntsman and Peter R. Huntsman have agreed to cause all of the shares of our common stock held by HMP Equity Trust to be voted in favor of the election to our board of directors of two nominees designated by MatlinPatterson.

Accounting For Certain Transactions

The Reorganization Transaction was accounted for as an exchange of shares between entities under common control similar to the pooling method. Our consolidated financial statements presented herein reflect the results of operations and cash flows as if Huntsman Holdings, LLC and our Company were combined for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles Of Consolidation

Our consolidated financial statements include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated, except for intercompany sales between continuing and discontinued operations.

Use Of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

Revenue Recognition

We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

Revenue arrangements that contain multiple deliverables, which relate primarily to licensing of technology, are evaluated in accordance with EITF Issue No. 00-21 Revenue Arrangements with Multiple Deliverables to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

Cost Of Goods Sold

We classify the costs of manufacturing and distributing our products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs also include, among other things, plant site operating costs and overhead, production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, engineering and technical support costs, and depreciation and amortization expense. Distribution, freight and warehousing costs are also included in cost of goods sold.

Cash And Cash Equivalents

We consider cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash flows from discontinued operations are not presented separately in the accompanying consolidated statements of cash flows.

Securitization Of Accounts Receivable

In connection with our A/R Securitization Program, we securitize certain trade receivables. The A/R Securitization Program is structured so that we grant a participating undivided interest in certain of our trade receivables to a qualified off-balance sheet entity, which is recognized as a sale of accounts receivable. We retain the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management’s best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see “Note 16. Securitization of Accounts Receivable.”

Inventories

Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

Property, Plant And Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	10 – 60 years
Plant and equipment	3 – 25 years
Furniture, fixtures and leasehold improvements	5 – 20 years

Interest expense capitalized as part of plant and equipment was $16.4 million, $9.3 million and $6.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Periodic maintenance and repairs applicable to major units of manufacturing facilities (a “turnaround”) are accounted for on the deferral basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred.

Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

Investment In Unconsolidated Affiliates

Investments in companies in which we exercise significant management influence, but do not control, are accounted for using the equity method. Investments in companies in which we do not exercise significant influence are accounted for using the cost method.

Intangible Assets And Goodwill

Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5–30 years
Trademarks	15–30 years
Licenses and other agreements	5–15 years
Other intangibles	5–15 years

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to any method of amortization, but is tested for impairment annually (at the beginning of the third quarter) and when events and circumstances indicate that an impairment may have occurred. When the fair value is less than the related carrying value of the related reporting unit, we are required to reduce the amount of goodwill through a charge to earnings. Fair value is estimated based on projected discounted cash flows.

Other Non-Current Assets

Other non-current assets consist primarily of spare parts, deferred debt issuance costs, the overfunded portion related to defined benefit plans for employees and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

Carrying Value Of Long-Lived Assets

We review long-lived assets and all amortizable intangible assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based upon current and anticipated undiscounted cash flows, and we recognize an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See “Note 3. Discontinued Operations” and “Note 11. Restructuring, Impairment and Plant Closing Costs.”

Financial Instruments

The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the senior secured credit facilities of our subsidiaries approximates fair value since they bear interest at a variable rate plus an applicable margin. The fair value of the fixed rate and floating rate notes of our subsidiaries is estimated based on interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities. The fair value of government securities is estimated using prevailing market prices. See “Note 17. Fair Value of Financial Instruments.”

Income Taxes

We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against the entire U.S., and a material portion of the non-U.S., deferred tax assets due to an uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets.

Subsequent to acquiring Huntsman Advanced Materials in June 2003 and through December 2005, substantially all non-U.S. operations of Huntsman Advanced Materials were treated as our branches for U.S. income tax purposes and were, therefore, subject to both U.S. and non-U.S. income tax. Effective January 1, 2006, Huntsman Advanced Materials foreign operations are no longer being treated as our branches and are not subject to U.S. taxation on their earnings until those earnings are repatriated to the U.S., similar to our other non-U.S. entities.

For non-U.S. entities that are not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

Derivatives And Hedging Activities

All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. Changes in the fair value of the hedge in the net investment of certain international operations are recorded in other comprehensive income, to the extent effective. We perform effectiveness assessments in order to use hedge accounting at each reporting period. For a derivative that does not qualify or has not been designated as a hedge, changes in fair value are recognized in earnings.

Environmental Expenditures

Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when incurred are expensed or capitalized as appropriate. See “Note 21. Environmental, Health and Safety Matters.”

Asset Retirement Obligations

We accrue for asset retirement obligations, which consist primarily of landfill closure costs and asbestos abatement costs, in the period in which the obligations are incurred. Asset retirement obligations are accrued at estimated fair value. When the liability is initially recorded, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. See “Note 12. Asset Retirement Obligations.”

Pensions And Postretirement Benefits

In 2005, we changed the measurement date of our pension and postretirement benefit obligations from December 31 to November 30. We believe the one-month change of the measurement date improves internal control procedures by allowing more time to review the completeness and accuracy of the actuarial benefit information. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit, net of tax of $1.9 million, of $4.0 million ($0.02 decrease in loss per share) recorded as of January 1, 2005. See “Note 18. Employee Benefit Plans.”

Research And Development

Research and development costs are expensed as incurred.

Foreign Currency Translation

The accounts of our operating subsidiaries outside of the U.S., except for those operating in highly inflationary economic environments, consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholders’ equity as a component of accumulated other comprehensive income (loss).

Subsidiaries that operate in economic environments that are highly inflationary consider the U.S. dollar to be the functional currency and include gains and losses from remeasurement to the U.S. dollar from the local currency in the statement of operations. The accounts of certain finance subsidiaries outside of the U.S. also consider the U.S. dollar to be the functional currency.

Transaction gains and losses are recorded in the statement of operations and were a net loss of $0.5 million, a net loss of $29.1 million and a net gain of $116.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Stock-Based Compensation

We adopted SFAS No. 123R, Share-Based Payment, on January 1, 2005. SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. We have applied this standard prospectively to share-based awards. See “Note 24. Stock-Based Compensation Plan.” We did not have share-based awards prior to the awards issued in connection with our initial public offering in 2005.

Net Income (Loss) Per Share

Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares outstanding during the period. Diluted income (loss) per share reflects potential dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

In connection with our Reorganization Transaction and initial public offering of common stock on February 16, 2005, we issued 203,604,545 shares of common stock. On March 14, 2005, we issued 16,846,939 shares of common stock in exchange for the HMP Warrants. Also on February 16, 2005, we issued 5,750,000 shares of 5% mandatory convertible preferred stock. This preferred stock is convertible into between 10,162,550 shares and 12,499,925 shares of our common stock, subject to anti-dilution adjustments, depending on the average market price of our common stock over the 20 trading-day period ending on the third trading day prior to conversion. All share and per share data reflected in these consolidated financial statements have been retroactively restated to give effect to the shares issued in connection with the Reorganization Transaction and our initial public offering of common stock on February 16, 2005 and the shares issued in connection with the exchange of the HMP Warrants on March 14, 2005, as if such shares had been issued at the beginning of the period. As a result of the change in our corporate structure in connection with the Reorganization Transaction and our initial public offering, per share results for 2006 and 2005 are not comparable with those of 2004.

Basic and diluted income (loss) per share is calculated as follows (in millions, except share amounts):

	Year Ended December 31,
	2006	2005	2004
Numerator:
Basic and diluted income (loss) from continuing operations available to common stockholders (numerator):
Income (loss) from continuing operations	$317.9	$(103.2)	$(333.1)
Preferred stock dividends	—	(43.1)	(87.7)
Income (loss) from continuing operations available to common stockholders	$317.9	$(146.3)	$(420.8)
Basic and diluted net income (loss) available to common stockholders (numerator):
Net income (loss)	$229.8	$(34.6)	$(227.7)
Preferred stock dividends	—	(43.1)	(87.7)
Net income (loss) available to common stockholders	$229.8	$(77.7)	$(315.4)
Shares (denominator):
Weighted average shares outstanding	220,618,478	220,451,484	220,451,484
Dilutive securities:
Stock-based awards	23,970	—	—
Preferred stock conversion	12,499,925	—	—
Total dilutive shares outstanding assuming conversion	233,142,373	220,451,484	220,451,484

Additional stock-based awards of 4,320,784 and 2,773,093 weighted average equivalent shares of stock were outstanding during the years ended December 31, 2006 and 2005, respectively. In addition, the preferred stock would have converted into 12,499,925 shares of common stock for the year ended December 31, 2005. However, these stockbased awards and preferred stock conversion were not included in the computation of diluted earnings per share because the effect would be anti-dilutive.

Recently Issued Accounting Pronouncements

We adopted SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, on January 1, 2006. SFAS No. 151 requires abnormal amounts of idle facility expense, freight costs, handling costs and wasted material expense to be recognized as current-period charges. It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS No. 151 did not have an impact on our consolidated financial statements.

We adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, on January 1, 2006. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. We will apply this standard prospectively.

In September 2005, the EITF reached a consensus on Issue No. 04-13, Accounting for Purchase and Sales of Inventory with the Same Counterparty, which requires companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory should be reflected at the carrying amounts. This pronouncement is effective for transactions entered into or modified after March 31, 2006. The adoption of EITF Issue No. 04-13 did not have a significant impact on our consolidated financial statements.

In June 2006, the EITF reached a consensus on Issue No. 06-2, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43, that concludes that an employee’s right to a compensated absence under a sabbatical or other similar benefit arrangement accumulates; therefore, such benefits should be accrued over the required service period. This pronouncement is effective for fiscal years beginning after December 15, 2006. The adoption of this pronouncement is not expected to have a significant impact on our consolidated financial statements.

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No.

109 by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. We expect the cumulative effect of changes in accounting principle for adoption of FIN 48 in the first quarter 2007 to be immaterial.

In June 2006, the EITF reached a consensus on Issue 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation), that concludes that the presentation of taxes within the Issue’s scope is an accounting policy decision that should be disclosed. If the taxes are reported on a gross basis, companies are required to disclose the amounts of those taxes if such amounts are deemed significant. This pronouncement is effective for interim and annual reporting periods beginning after December 15, 2006. We currently present taxes within the scope of this Issue on a net basis.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are reviewing SFAS No. 157 to determine the statement’s impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires us to recognize the overfunded or underfunded status of our defined benefit postretirement plan(s) (other than multiemployer plans) as an asset or liability in our statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. In addition, effective for fiscal years ending after December 15, 2008, SFAS No. 158 requires a company to measure the funded status of a plan as of the date of its year-end statement of financial position. As of the end of 2008, we will be required to measure the funded status of our plans as of December 31. For further information regarding the impact of adopting this accounting standard, see “Note 18. Employee Benefit Plans.”

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”) which provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 requires entities to quantify the effects of unadjusted errors using both a balance sheet and an income statement approach. Entities are required to evaluate whether either approach results in a quantifying misstatement that is material. We adopted SAB 108 effective 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

In September 2006, the FASB issued FAS Staff Position (“FSP”) No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities and is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of this FSP to have a significant impact on our consolidated financial statements.

In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP requires that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. This FSP is effective immediately for registration payment arrangements that are entered into or modified subsequent to the FSP issuance date. For registration statements that were entered into prior to the issuance date, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within that fiscal year. On November 13, 2006, we completed an offering of subordinated notes which contains a registration payment arrangement. See “Note 14. Debt.” We are evaluating the impact of this FSP as it relates to our November 13, 2006 note offering but do not believe the adoption of this FSP will have a significant impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. We are evaluating SFAS No. 159 to determine the statement’s impact on our consolidated financial statements.

3. DISCONTINUED OPERATIONS

Sale of the North American Polymers Business and the Agreement to Sell the U.S. Base Chemicals Business

On February 15, 2007, we entered into an Asset Purchase Agreement (the “Original Agreement”) pursuant to which FHR, a wholly owned subsidiary of Koch, agreed to acquire our North American base chemicals and polymers business assets for approximately $456 million in cash, plus the value of inventory on the date of closing. We will retain other elements of working capital, including accounts receivable, accounts payable and certain accrued liabilities, which will be liquidated for cash in the ordinary course of business.  On June 22, 2007, we entered into an Amended and Restated Asset Purchase Agreement (the “Amended and Restated Agreement”) with FHR that amends certain terms of the Original Agreement to, among other things, provide for the closing of the sale of our North American polymers assets (the “North American Polymers Disposition”) on August 1, 2007 for $150.0 million plus the value of associated inventory on an average actual cost basis. On August 1, 2007, we received total consideration for the North American Polymers Disposition of approximately $348 million, which is subject to post-closing adjustments. The net proceeds from the North American Polymers Disposition were used to repay debt.

The Amended and Restated Agreement also provides for the separate closing of the sale of our North American base chemicals assets (the “Pending U.S. Base Chemicals Disposition”) for the remaining $306.0 million of sales price plus the value of associated inventory on an average actual cost basis (approximately $60 million at June 30, 2007), following the restart of our Port Arthur, Texas olefins manufacturing facility, which is expected to occur during the fourth quarter of 2007. For more information, see “Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire.”

The Pending U.S. Petrochemical Disposition includes our olefins and polymers manufacturing assets located at five U.S. sites: Port Arthur, Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan. These plants employ about 900 associates. Pursuant to the Amended and Restated Agreement, we also shut down our Mansonville, Quebec expandable polystyrene manufacturing facility in June 2007.  The captive ethylene unit at our retained Port Neches, Texas site of our Performance Products segment operations is not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from FHR to us, will continue to provide feedstock for our downstream derivative units.

As of December 31, 2006, the long-lived assets of the North American polymers business were classified as held and used.  In the interim period ended June 30, 2007, we began reporting the results of operations of the North American polymers business as discontinued operations. Therefore, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the following results of our North American polymers business have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
Revenues	$1,418.5	$1,349.0	$1,110.1
Costs and expenses	(1,341.7)	(1,232.1)	(1,088.6)
Operating income	76.8	116.9	21.5
Income tax benefit (expense)	1.1	(44.3)	(8.4)
Income from discontinued operations, net of tax	$75.7	$72.6	$13.1

The EBITDA of the North American polymers business is reported in our Polymers operating segment ..

We incurred a loss on the sale of the North American polymers business and we expect to incur a loss in connection with the anticipated 2007 sale of our U.S. base chemicals and polymers business. As of December 31, 2006, these assets were classified as held and used in accordance with SFAS No. 144, Accounting for the impairment or Disposal of Long-Lived Assets, because these assets were treated as a single disposal group and were not immediately available for sale in their present condition due to the required repair and restart of the Port Arthur facility. We tested these assets for recoverability using expected future cash flows together with expected proceeds from the Port Arthur fire insurance recovery and concluded that these expected future cash flows were in excess of the carrying value of the business expected to be sold. Therefore, we did not recognize an impairment charge as of December 31, 2006. We will continue to assess these assets for recoverability during 2007. As the date of sale completion nears and insurance proceeds are received, future cash flows associated with these assets will diminish and, at some point in 2007, we expect that future cash flows will no longer be sufficient to recover the carrying value of the business to be sold, which will increase as the plant is rebuilt, and we expect to recognize an impairment charge.

European Base Chemicals And Polymers Business

On December 29, 2006, we completed the U.K. Petrochemicals Disposition in which we sold all of the outstanding equity interests of Huntsman Petrochemicals (UK) Limited for an aggregate purchase price of $685 million in cash plus the assumption by the purchaser of approximately $126 million in unfunded pension liabilities. The final sales price is subject to agreement by SABIC on adjustments relating to working capital, investment in our LDPE plant currently under construction in Wilton, U.K. and unfunded pension liabilities. As a result of this transaction, SABIC acquired our European base chemicals and polymers business. The transaction did not include our Teesside, U.K.-based Pigments operations or the Wilton, U.K.-based aniline and nitrobenzene operations of our Polyurethanes segment. We used the net proceeds from the transaction to legally defease the remaining $250 million outstanding principal amount of our 9.875% senior notes due 2009 and to repay $400 million of the debt under our Senior Credit Facilities.

The results of operations of our European base chemicals and polymers business for current and prior periods have been classified as discontinued operations in our financial statements in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The carrying value of assets and liabilities sold at December 29, 2006 was as follows (dollars in millions):

ASSETS
Accounts and notes receivable, net	$264.1
Inventories, net	162.4
Other current assets	12.7
Property, plant and equipment, net	568.1
Other noncurrent assets	57.9
Total assets	1,065.2
LIABILITIES
Accounts payable	190.5
Other current liabilities	120.8
Other noncurrent liabilities	61.4
Total liabilities	372.7
Net assets	$692.5

The following results of our European base chemicals and polymers business have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
Revenues	$2,524.6	$2,284.7	$1,863.9
Costs and expenses	(2,406.6)	(2,187.5)	(1,720.9)
Loss on disposal	(301.8)	—	—
Operating (loss) income	(183.8)	97.2	143.0
Income tax expense	(34.0)	(29.6)	(42.9)
(Loss) income from discontinued operations, net of tax	$(217.8)	$67.6	$100.1

The loss on disposal in 2006 includes the third quarter 2006 impairment of long-lived assets of $280.2 million resulting from the write-down of these assets to the selling price, less estimated cost to sell. In connection with the U.K. Petrochemical Disposition, we agreed to make payments to SABIC of approximately $35 million (£18 million) related to the transfer of pension plan assets and liabilities. We accrued this liability in connection with the sale transaction and expect to fund the obligation in the first half of 2007. The final sales price of the U.K. Petrochemical Disposition is also subject to adjustments relating to working capital and investment in the LDPE plant currently under construction in Wilton U.K. We have accrued a liability relating to these adjustments of $14.5 million and expect to fund this obligation in the first half of 2007. In addition, we expect to incur a pension settlement loss of approximately $16 million during 2007. The European base chemicals and polymers business is reported in our Base Chemicals operating segment in the accompanying consolidated financial statements.

In connection with the sale, we agreed to indemnify the buyer with respect to any losses resulting from any environmental liability related to the pre-sale operations of the assets sold. These indemnities have various payment thresholds and time limits depending on the site and type of claim. Generally, we are not required to pay under these indemnification obligations until claims against us exceed £0.1 million (approximately $0.2 million at December 31, 2006) individually or £1.0 million (approximately $2.0 million at December 31, 2006) in the aggregate. We also agreed to indemnify the buyer with respect to certain tax liabilities. Our maximum exposure generally shall not exceed $600 million in the aggregate. We believe that there is a remote likelihood that we will be required to pay any significant amounts under the indemnity provision. As a result, we have estimated that the fair value of this indemnity at the date of the closing of the sale is minimal, and accordingly, no amounts have been recorded.

TDI Business

On July 6, 2005, we sold our TDI business. The sale involved the transfer of our TDI customer list and sales contracts. We discontinued the use of our remaining TDI assets. TDI has been accounted for as a discontinued operation under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, the following results of TDI have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
Revenues	$—	$24.4	$59.4
Costs and expenses	(1.9)	(31.9)	(67.2)
Loss on disposal	—	(36.4)	—
Operating loss	(1.9)	(43.9)	(7.8)
Income tax (expense) benefit	—	—	—
Loss from discontinued operations, net of tax	$(1.9)	$(43.9)	$(7.8)

The loss on disposal of $36.4 million for the year ended December 31, 2005 included an impairment of long-lived assets of $24.7 million. We expect to incur approximately $0.4 million of additional costs related to the TDI transaction through the first quarter of 2007. The TDI business is reported in our Polyurethanes segment.

4. BUSINESS DISPOSITIONS AND COMBINATIONS

Sale of U.S. Butadiene and MTBE Business

On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE business operated by our Base Chemicals segment. The total sales price was approximately $274 million, of which $204.0 million was paid to us during 2006. The additional $70 million will be payable to us after the restart of our Port Arthur, Texas olefins unit that was damaged in a fire (see “Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire”) and the related resumption of crude butadiene supply; provided that we achieve certain intermediate steps toward restarting the plant and the restart occurs within 30 months of this sale. In connection with this sale, we recognized a pre-tax gain of $90.3 million, of which $9.5 million was due to the liquidation of LIFO reserves. We expect to recognize an additional pre-tax gain of $70 million upon completion of the conditions referenced above.

The carrying values of the major assets and liabilities sold at June 27, 2006 were as follows (dollars in millions):

ASSETS
Accounts and notes receivable, net	$80.3
Inventories, net	12.7
Other current assets	2.6
Property, plant and equipment, net	83.2
Other noncurrent assets	2.0
Total assets	180.8
LIABILITIES
Accounts payable	65.7
Accrued liabilities	0.1
Other noncurrent liabilities	1.3
Total liabilities	67.1
Net assets	$113.7

The results of operations of this business were not classified as a discontinued operation under applicable accounting rules because of the expected continuing cash flows from the MTBE business we continue to operate in our Polyurethanes segment.

In connection with the sale, we indemnified the buyer with respect to any losses resulting from (i) the breach of representations and warranties contained in the asset purchase agreement, (ii) any pre-sale liabilities related to the pre-sale operations of the assets sold not assumed by the buyer, and (iii) any environmental liability related to the presale operations of the assets sold. We are not required to pay under these indemnification obligations until claims against us exceed $5 million. Upon exceeding this $5 million threshold, we generally are obligated to provide indemnification for any losses in excess of $5 million, up to a limit of $137.5 million. We believe that there is a remote likelihood that we will be required to pay any significant amounts under the indemnity provision. As a result, we have estimated that the fair value of this indemnity at the date of the closing of the sale is minimal, and accordingly, no amounts have been recorded.

Textile Effects Acquisition

On June 30, 2006, we acquired Ciba’s textile effects business for approximately $172.1 million (CHF 215 million) in cash, of which $139.2 million was paid on June 30, 2006 and $32.9 million was paid on July 3, 2006. This purchase price is subject to finalization of post-closing working capital adjustments, which are currently estimated to be $21.4 million. The operating results of the textile effects business have been consolidated with our operating results beginning on July 1, 2006 and are reported with our advanced materials operations as part of our Materials and Effects segment.

We have accounted for the Textile Effects Acquisition using the purchase method in accordance with SFAS No. 141, Business Combinations. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed, and we determined the excess of fair value of net assets acquired over cost. Because the fair value of the acquired assets and liabilities assumed exceeded the acquisition price, the valuation of the long-lived assets acquired was reduced to zero in accordance with SFAS No. 141. Accordingly, no basis was assigned to property, plant and equipment or any other non-current assets and the remaining excess was recorded as an extraordinary gain, net of taxes (which were not applicable because the gain was recorded in purchase accounting). The preliminary allocation of the purchase price to the assets and liabilities acquired is summarized as follows (dollars in millions):

Acquisition cost:
Acquisition payment, exclusive of post-closing working capital adjustment	$172.1
Estimated post-closing working capital adjustment	(21.4)
Direct costs of acquisition	12.5
Total acquisition costs	163.2
Fair value of assets acquired and liabilities assumed:
Cash	7.7
Accounts receivable	253.7
Inventories	233.6
Prepaid expenses and other current assets	12.6
Deferred taxes	2.3
Accounts payable	(95.8)
Accrued liabilities	(34.3)
Short-term debt	(5.0)
Noncurrent liabilities	(155.7)
Total fair value of net assets acquired	219.1
Extraordinary gain on the acquisition of a business—excess of fair value of net assets acquired over cost	$55.9

This purchase price allocation is preliminary pending finalization of the determination of the fair value of assets acquired and liabilities assumed, including final valuation of working capital acquired, finalization of restructuring plans, estimates of asset retirement obligations and determination of related deferred taxes. We are assessing and formulating plans to exit certain activities of the textile effects business and expect to involuntarily terminate the employment of, or relocate, certain textile effects employees. We estimate that we will eliminate up to 650 positions and will create approximately 300 new positions, globally. These plans include the exit of various manufacturing, sales and administrative activities throughout the business through 2009. This preliminary purchase price allocation includes recorded liabilities for workforce reduction, non-cancelable lease termination costs, demolition and decommissioning and other restructuring costs of $65.4 million, $3.4 million, $1.5 million and $4.8 million, respectively. We have not yet finalized plans to exit certain business activities and may record additional liabilities for workforce reduction, or other restructuring costs as these plans are finalized. We expect that it is reasonably possible that material changes to the allocation could occur. Any changes to our purchase price allocation will be recorded as an adjustment to the extraordinary gain in future periods.

The following table reflects our results of operations on an unaudited pro forma basis as if the Textile Effects Acquisition had been completed at the beginning of each period presented utilizing historical results (dollars in millions, except per share amounts):

	For the years ended December 31,
	2006	2005	2004
Revenues	$9,723.6	$10,350.9	$9,492.7
Income (loss) before extraordinary gain and accounting change	193.1	44.1	(230.9)
Net income (loss)	249.0	72.3	(175.0)
Basic income (loss) per share	1.13	0.13	(1.19)
Diluted income (loss) per share	1.07	0.13	(1.19)

Our pro forma net income (loss) reflects an extraordinary gain on the Textile Effects Acquisition of $55.9 million for the years ended December 31, 2006, 2005 and 2004.

Huntsman Advanced Materials Acquisition

On June 30, 2003, we acquired 88.2% of the equity of Huntsman Advanced Materials for total consideration of $521.8 million and began reporting Huntsman Advanced Materials as a consolidated subsidiary. On March 19, 2004, we acquired an additional 2.1% equity in Huntsman Advanced Materials for $7.2 million. On December 20, 2005, we acquired the remaining 9.7% ownership interest in Huntsman Advanced Materials for $124.8 million. Subsequent to December 20, 2005, we own 100% of Huntsman Advanced Materials. We have accounted for this step acquisition using the purchase method. The allocation of the December 20, 2005 purchase price to the assets and liabilities of Huntsman Advanced Materials is summarized as follows (dollars in millions):

Cash	$2.3
Property, plant and equipment	10.9
Goodwill	88.0
Intangible assets	3.2
Deferred taxes	(0.3)
Noncurrent liabilities	(0.6)
Accumulated other comprehensive income	(2.3)
Total fair value of net assets acquired	101.2
Reversal of minority interest	23.6
Cash paid for acquisition	$124.8

The acquired intangible assets represent trademarks and patents which have a weighted-average useful life of approximately 15–30 years. The goodwill, none of which is deductible for tax purposes, was assigned to the Materials and Effects segment.

5. INVENTORIES

Inventories consisted of the following (dollars in millions):

	December 31,
	2006	2005
Raw materials and supplies	$320.1	$374.1
Work in progress	109.8	82.1
Finished goods	1,204.3	972.7
Total	1,634.2	1,428.9
LIFO reserves	(114.1)	(119.7)
Net	$1,520.1	$1,309.2

As of December 31, 2006 and 2005, approximately 16% and 15%, respectively, of inventories were recorded using the LIFO cost method. At December 31, 2006 and 2005, the excess of current cost over the stated LIFO value was $114.1 million and $119.7 million, respectively.

For the years ended December 31, 2006, 2005, and 2004, inventory quantities were reduced, resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced cost of sales by approximately $0.1 million, $0.8 million and $2.0 million, respectively.

In the normal course of operations, we at times exchange raw materials and finished goods with other companies for similar inventories for the purpose of reducing transportation costs. The net open exchange positions are valued at our cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by us under open exchange agreements, were approximately $9.7 million receivable and $3.8 million payable (30.9 million and 8.8 million pounds of feedstock and products) at December 31, 2006 and 2005, respectively.

6. PROPERTY, PLANT AND EQUIPMENT

The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

	December 31,
	2006	2005
Land	$121.1	$139.0
Buildings	571.5	516.9
Plant and equipment	5,644.6	6,254.1
Construction in progress	303.5	321.5
Total	6,640.7	7,231.5
Less accumulated depreciation	(2,581.3)	(2,588.3)
Net	$4,059.4	$4,643.2

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $430.3 million, $464.5 million and $491.2 million, respectively, of which $89.9 million, $108.8 million and $110.2 million related to discontinued operations, respectively.

Property, plant and equipment includes gross assets acquired under capital leases of $20.3 million and $21.6 million at December 31, 2006 and 2005, respectively; related amounts included in accumulated depreciation were $10.0 million and $8.5 million at December 31, 2006 and 2005, respectively.

7. INVESTMENT IN UNCONSOLIDATED AFFILIATES

Our ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,
	2006	2005
Equity Method:
Polystyrene Australia Pty Ltd. (50%)	$3.3	$3.3
Arabian Polyol Ltd (40)%	3.9	3.5
Sasol-Huntsman GmbH and Co. KG (50%)	28.9	22.6
Louisiana Pigment Company, L.P. (50%)	115.0	116.8
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(1)	46.1	25.9
Others	1.3	1.0
Total equity method investments	198.5	173.1
Cost Method:
Gulf Advanced Chemicals Industry Corporation (4.35%)	2.5	2.5
Total investments	$201.0	$175.6

(1)       We own 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in SLIC, thus giving us an indirect 35% interest in SLIC.

Summarized Financial Information Of Unconsolidated Affiliates

Summarized applicable financial information of Sasol-Huntsman GmbH and Co KG as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is presented below (dollars in millions):

	2006	2005	2004
Current assets	$26.9	$19.3
Noncurrent assets	46.6	74.7
Current liabilities	3.6	7.6
Noncurrent liabilities	8.5	41.2
Revenues	91.3	58.9	$58.1
Gross profit	22.8	12.1	11.9
Net income	7.3	15.9	5.3

Summarized applicable financial information of our remaining unconsolidated affiliates, Louisiana Pigment Company, Rubicon LLC (for periods prior to its consolidation on January 1, 2005), BASF Huntsman Shanghai Isocyanate Investment BV and Polystyrene Australia Pty Ltd. as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is presented below (dollars in millions):

	2006	2005	2004
Assets	$357.7	$337.1
Liabilities	37.7	44.8
Revenues	334.1	299.8	$1,055.5
Net income	0.1	0.4	2.9

8. INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	December 31, 2006			December 31, 2005
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$356.2	$195.0	$161.2	$367.8	$172.1	$195.7
Licenses and other agreements	39.4	13.3	26.1	29.2	14.5	14.7
Non-compete agreements	17.7	17.4	0.3	17.8	15.6	2.2
Other intangibles	10.0	10.0	—	13.3	9.6	3.7
Total	$423.3	$235.7	$187.6	$428.1	$211.8	$216.3

During 2006 and 2005, we reversed certain valuation allowances on deferred tax assets related to prior acquisitions and recorded a corresponding reduction to intangible assets of approximately $1.1 million and $0.8 million, respectively.

Amortization expense was $28.2 million, $27.6 million and $35.8 million for the years ended December 31, 2006, 2005 and 2004, respectively, of which $1.2 million, $1.3 million and $1.4 million related to discontinued operations, respectively.

Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year Ending December 31:
2007	$27.5
2008	26.3
2009	25.9
2010	25.6
2011	19.6

9. OTHER NONCURRENT ASSETS

Other noncurrent assets consisted of the following (dollars in millions):

	December 31,
	2006	2005
Prepaid pension costs	$69.4	$149.1
Debt issuance costs	34.6	27.7
Capitalized turnaround costs	40.4	83.5
Spare parts inventory	89.9	121.5
Catalyst assets	14.7	16.6
Deposits	17.7	15.2
Investment in government securities (restricted as to use)	3.5	17.0
Other noncurrent assets	109.5	120.4
Total	$379.7	$551.0

Amortization expense of catalyst assets for the years ended December 31, 2006, 2005 and 2004 was $7.2 million, $8.7 million and $9.8 million, respectively, of which nil was related to discontinued operations.

10. ACCRUED LIABILITIES

Accrued liabilities consisted of the following (dollars in millions):

	December 31,
	2006	2005
Payroll, severance and related costs	$120.1	$108.8
Interest	50.8	93.9
Volume and rebate accruals	97.0	88.1
Income taxes	74.2	64.9
Taxes (property and VAT)	80.4	87.3
Restructuring and plant closing costs	47.0	55.2
Environmental accruals	6.1	7.1
Deferred gain on insurance recovery	93.6	—
Pension liabilities	9.8	21.8
Self-insured casualty loss reserves	19.2	16.6
Other miscellaneous accruals	259.4	203.5
Total	$857.6	$747.2

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

While we continuously focus on identifying opportunities to reduce our operating costs and maximize our operating efficiency, we have substantially implemented our comprehensive global cost reduction program, referred to as “Project Coronado.” Project Coronado was a program designed to reduce our annual fixed manufacturing and selling, general and administrative costs, as measured at 2002 levels, by $200 million. In connection with Project Coronado, we announced the closure of eight smaller, less competitive manufacturing units in our Polyurethanes, Materials and Effects, Performance Products and Pigments segments. These and other actions have resulted in the reduction of approximately 1,500 positions in these businesses since 2000.

As of December 31, 2006, 2005 and 2004, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)

Accrued liabilities as of January 1, 2004	$66.4	$4.1	$0.2	$6.1	$76.8
Partial reversal of Advanced Materials opening balance sheet liabilities	(2.9)	—	(0.6)	0.7	(2.8)
2004 charges for 2003 initiatives	24.5	—	—	0.4	24.9
2004 charges for 2004 initiatives	86.1	4.9	6.4	14.1	111.5
2004 payments for 2003 initiatives	(47.4)	—	(0.4)	(3.0)	(50.8)
2004 payments for 2004 initiatives	(28.8)	(0.6)	—	(0.5)	(29.9)
Noncash settlements	—	—	(0.5)	—	(0.5)
Net activity of discontinued operations	18.4	—	—	(0.2)	18.2
Foreign currency effect on reserve balance	5.7	—	—	—	5.7

Accrued liabilities as of December 31, 2004	122.0	8.4	5.1	17.6	153.1
2005 charges for 2003 initiatives	11.8	—	2.5	0.1	14.4
2005 charges for 2004 initiatives	20.8	0.5	0.6	10.5	32.4
2005 charges for 2005 initiatives	13.6	—	—	0.2	13.8
Reversal of reserves no longer required	(6.2)	(0.1)	(0.8)	(1.2)	(8.3)
Partial reversal of Advanced Materials opening balance sheet liabilities	(3.7)	(0.8)	—	(0.8)	(5.3)
2005 payments for 2001 initiatives	(0.4)	—	—	—	(0.4)
2005 payments for 2003 initiatives	(22.1)	(0.2)	(0.2)	(1.0)	(23.5)
2005 payments for 2004 initiatives	(57.9)	(1.7)	(0.4)	(9.7)	(69.7)
2005 payments for 2005 initiatives	(1.0)	—	—	(0.9)	(1.9)
Net activity of discontinued operations	(10.8)	—	—	0.2	(10.6)
Foreign currency effect on reserve balance	(11.9)	(0.3)	(0.3)	(3.2)	(15.7)

Accrued liabilities as of December 31, 2005	54.2	5.8	6.5	11.8	78.3
Textile Effects opening balance sheet liabilities at June 30, 2006	65.4	1.5	3.4	4.8	75.1
2006 charges for 2003 initiatives	3.0	—	—	0.1	3.1
2006 charges for 2004 initiatives	4.1	0.2	—	0.2	4.5
2006 charges for 2005 initiatives	1.4	—	—	0.2	1.6
2006 charges for 2006 initiatives	2.1	—	—	—	2.1
Reversal of reserves no longer required and liability reclassifications	(9.3)	(2.3)	(0.6)	—	(12.2)
Partial reversal of Advanced Materials opening balance sheet liabilities	(2.9)	—	—	—	(2.9)
2006 payments for 2003 initiatives	(8.6)	—	(0.2)	(0.3)	(9.1)
2006 payments for 2004 initiatives	(17.2)	(2.8)	(0.7)	(0.4)	(21.1)
2006 payments for 2005 initiatives	(9.8)	—	—	(0.9)	(10.7)
2006 payments for 2006 initiatives	(1.4)	—	—	—	(1.4)
Net activity of discontinued operations	(8.1)	(2.4)	—	—	(10.5)
Foreign currency effect on reserve balance	3.5	0.3	0.3	1.2	5.3
Accrued liabilities as of December 31, 2006	$76.4	$0.3	$8.7	$16.7	$102.1

(1)       With the exception of liabilities recorded in connection with business combinations, accrued liabilities classified as workforce reductions consist primarily of restructuring programs involving ongoing termination benefit arrangements and restructuring programs involving special termination benefits. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits and with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, respectively. The remaining accrued liabilities related to these charges of $11.4 million represent workforce reductions to be paid by the end of 2011. Liabilities for workforce reductions recorded in connection with business combinations were accrued in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and are expected to be paid through 2009. Of the total workforce reduction reserves of $76.4 million, $64.3 million relates to 654 positions that have not been terminated as of December 31, 2006.

(2)       Accrued liabilities by initiatives were as follows (dollars in millions):

	December 31,
	2006	2005
2001 initiatives	$1.4	$1.4
2003 initiatives	15.8	28.4
2004 initiatives	12.2	47.7
2005 initiatives	1.4	11.6
2006 initiatives	76.2	—
Foreign currency effect on reserve balance	(4.9)	(10.8)
Total	$102.1	$78.3

Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Materials and Effects	Performance Products	Pigments	Polymers	Base Chemicals	Corporate & Other	Total

Accrued liabilities as of January 1, 2004	$15.8	$51.5	$2.4	$4.3	$2.4	—	$0.4	$76.8
Partial reversal of Advanced Materials opening balance sheet liabilities	—	(2.8)	—	—	—	—	—	(2.8)
2004 charges for 2003 initiatives	10.0	—	0.4	14.5	—	—	—	24.9
2004 charges for 2004 initiatives	16.4	9.0	56.6	27.3	—	0.3	1.9	111.5
2004 payments for 2003 initiatives	(11.5)	(26.0)	(2.4)	(10.9)	—	—	—	(50.8)
2004 payments for 2004 initiatives	(11.8)	(0.1)	(1.4)	(14.3)	—	—	(2.3)	(29.9)
Noncash settlements	—	(0.5)	—	—	—	—	—	(0.5)
Net activity of discontinued operations	—	—	—	—	3.4	14.8	—	18.2
Foreign currency effect on reserve balance	0.1	1.9	2.6	1.1	—	—	—	5.7

Accrued liabilities as of December 31, 2004	19.0	33.0	58.2	22.0	5.8	15.1	—	153.1
2005 charges for 2003 initiatives	4.1	0.2	—	10.1	—	—	—	14.4
2005 charges for 2004 initiatives	4.4	0.3	6.9	18.8	—	0.7	1.3	32.4
2005 charges for 2005 initiatives	—	0.4	4.0	2.6	—	6.8	—	13.8
Reversal of reserves no longer required	(2.1)	(2.9)	(0.4)	(2.8)	—	(0.1)	—	(8.3)
Partial reversal of Advanced Materials opening balance sheet liabilities	—	(5.3)	—	—	—	—	—	(5.3)
2005 payments for 2001 initiatives	(0.4)	—	—	—	—	—	—	(0.4)
2005 payments for 2003 initiatives	(4.5)	(8.1)	(0.8)	(10.1)	—	—	—	(23.5)
2005 payments for 2004 initiatives	(6.3)	(7.7)	(33.6)	(20.7)	—	—	(1.4)	(69.7)
2005 payments for 2005 initiatives	—	(0.6)	(0.1)	(0.9)	—	(0.3)	—	(1.9)
Net activity of discontinued operations	—	—	—	—	(2.4)	(8.2)	—	(10.6)
Foreign currency effect on reserve balance	(3.3)	(1.5)	(8.6)	(2.4)	—	—	0.1	(15.7)

Accrued liabilities as of December 31, 2005	10.9	7.8	25.6	16.6	3.4	14.0	—	78.3
Textile Effects opening balance sheet liabilities at June 30, 2006	—	75.1	—	—	—	—	—	75.1
2006 charges for 2003 initiatives	—	0.3	—	2.8	—	—	—	3.1
2006 charges for 2004 initiatives	0.2	0.2	0.8	3.3	—	—	—	4.5
2006 charges for 2005 initiatives	—	—	1.3	0.3	—	—	—	1.6
2006 charges for 2006 initiatives	—	2.1	—	—	—	—	—	2.1
Reversal of reserves no longer required and liability reclassifications	(0.9)	(0.7)	(6.9)	(2.6)	—	(1.1)	—	(12.2)
Partial reversal of Advanced Materials opening balance sheet liabilities	—	(2.9)	—	—	—	—	—	(2.9)
2006 payments for 2003 initiatives	(2.8)	(1.9)	—	(4.4)	—	—	—	(9.1)
2006 payments for 2004 initiatives	(1.2)	(0.5)	(11.0)	(8.4)	—	—	—	(21.1)
2006 payments for 2005 initiatives	(0.4)	(1.1)	(4.3)	(0.8)	—	(4.1)	—	(10.7)
2006 payments for 2006 initiatives	—	(1.4)	—	—	—	—	—	(1.4)
Net activity of discontinued operations	—	—	—	—	(3.4)	(7.1)	—	(10.5)
Foreign currency effect on reserve balance	0.8	1.5	1.9	1.1	—	—	—	5.3
Accrued liabilities as of December 31, 2006	$6.6	$78.5	$7.4	$7.9	$—	$1.7	$—	$102.1

Current portion of restructuring reserve	$2.7	$32.2	$6.2	$4.2	$—	$1.7	$—	$47.0
Long-term portion of restructuring reserve	3.9	46.3	1.2	3.7	—	—	—	55.1

Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year	$—	$0.3	$—	$4.1	$—	$—	$17.3	$21.7
Estimated additional charges beyond one year	—	—	—	4.0	—	—	8.0	12.0

Details with respect to cash and noncash restructuring charges for the years ended December 31, 2004, 2005 and 2006 by initiative are provided below (dollars in millions):

2004 charges for 2003 initiatives	24.9
2004 charges for 2004 initiatives	111.5
Noncash charges	138.0
Total 2004 Restructuring, Impairment and Plant Closing Costs	$274.4

Cash charges:
2005 charges for 2003 initiatives	14.4
2005 charges for 2004 initiatives	32.4
2005 charges for 2005 initiatives	13.8
Reversals of reserves no longer required	(8.3)
Noncash charges	58.6
Total 2005 Restructuring, Impairment and Plant Closing Costs	$110.9

Cash charges:
2006 charges for 2003 initiatives	3.1
2006 charges for 2004 initiatives	4.5
2006 charges for 2005 initiatives	1.6
2006 charges for 2006 initiatives	2.1
Reversal of reserves no longer required	(6.3)
Noncash charges	18.1
Total 2006 Restructuring, Impairment and Plant Closing Costs	$23.1

2006 Restructuring Activities

As of December 31, 2006, our Polyurethanes segment restructuring reserve consisted of $6.6 million related to restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003).

As of December 31, 2006, our Materials and Effects segment restructuring reserve consisted of $78.5 million related to opening balance sheet liabilities from the Textile Effects Acquisition, the restructuring programs implemented in association with the Huntsman Advanced Materials Transaction and the realignment and simplification of the commercial and technical organization. During 2006, we recorded $75.1 million of liabilities for workforce reduction, non-cancelable lease termination costs and demolition and decommissioning costs related to the Textile Effects Acquisition. For more information, see “Note 4. Business Dispositions and Combinations—Textile Effects Acquisition.” In addition, our Materials and Effects segment reversed $2.9 million of reserves established in connection with the acquisition of our advanced materials business. This reserve reversal was recorded as a reduction to property, plant and equipment in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

As of December 31, 2006, our Performance Products segment reserve consisted of $7.4 million related to various restructuring programs across our European surfactants business and the realignment of our Jefferson County, Texas operations. During 2006, $5.9 million was reclassified to pension liabilities.

As of December 31, 2006, our Pigments segment reserve consisted of $7.9 million related to the global workforce reductions announced in 2003, and the reduction of our TiO2 production capacity announced in 2004. The reversal of workforce reduction reserves recorded by our Pigments segment during 2006 relates primarily to the project announced in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K., which was abandoned in connection with the sale of our European base chemicals and polymers business. These restructuring initiatives are expected to result in additional restructuring charges of $8.1 million through 2008.

As of December 31, 2006, our Base Chemicals segment reserve consisted of $1.7 million related primarily to the restructuring of our Jefferson County, Texas operations, which was announced in August 2005. During 2006, a $9.4 million noncash charge was recorded to write off fixed assets that were destroyed and unamortized turnaround costs that will no longer be utilized as a result of the fire at our Port Arthur, Texas facility. For more information, see “Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire.”

During 2006, we recorded a noncash impairment charge of $7.5 million in Corporate and other related to capital expenditures and turnaround costs associated with our Australian styrenics business that was previously impaired. The long-lived assets in this business were determined to be impaired in accordance with SFAS No. 144 and an impairment charge was recorded in 2005. Capital expenditures and turnaround costs in this business, which are necessary to maintain operations, are also considered to be impaired immediately after they are incurred. Management has evaluated the strategic and operational initiatives related to this business, and based upon the renegotiation of certain raw material supply agreements, has concluded to continue the operations of this business. Capital expenditures and turnaround costs related to this business are expected to result in additional charges of $25.3 million through 2009.

2005 Restructuring Activities

As of December 31, 2005, our Polyurethanes segment restructuring reserve consisted of $10.9 million related to various restructuring programs, including the closure of our West Deptford, New Jersey site (as announced in 2004), restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2001).

As of December 31, 2005, our Materials and Effects segment restructuring reserve consisted of $7.8 million related to the restructuring programs implemented in association with the Huntsman Advanced Materials Transaction, the realignment and simplification of the commercial and technical organization and the closure of our Kaohsiung, Taiwan production facility. During 2005, we assessed the remaining restructuring reserves established in association with the Huntsman Advanced Materials Transaction and other 2004 initiatives and concluded that $5.3 million and $2.9 million, respectively, were no longer necessary. Accordingly, we reversed these restructuring reserves during 2005. The Huntsman Advanced Materials Transaction reserve reversal was recorded as a reduction to property, plant and equipment in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The reversal of the workforce reduction reserves for the other 2004 initiatives was recorded as a credit to earnings, and was primarily a result of the redeployment of employees whose positions were originally expected to be terminated in connection with the realignment of the commercial and technical organization.

As of December 31, 2005, our Performance Products segment reserve consisted of $25.6 million related to various restructuring programs across our European surfactants business, including the closure of substantially all of our Whitehaven, U.K. surfactants facility, and the realignment of our Jefferson County, Texas operations.

As of December 31, 2005, our Pigments segment reserve consisted of $16.6 million related to the global workforce reductions announced in 2003, the reduction of our TiO2 production capacity announced in 2004, and the announcement in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K. The reversal of workforce reduction reserves recorded by our Pigments segment during 2005 was the result of revisions to original estimates based on newly available information and revisions to the scope and costs of two different ongoing restructuring projects following the combination of the two projects.

As of December 31, 2005, our Base Chemicals segment reserve consisted of $14.0 million related primarily to the restructuring of our Jefferson County, Texas operations, which was announced in August 2005, and workforce reductions arising from the announced changes in work shift schedules and in the engineering and support functions at our Wilton and North Tees, U.K. facilities. Also included in the reserve are amounts related to an announcement in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K.

During the third quarter of 2005, we concluded that the long-lived assets of our Australian styrenics business were impaired as a result of disappointing performance and the lack of anticipated strengthening of the styrenics market. Accordingly, we recorded an impairment charge of $48.2 million in Corporate and other during 2005 related to the Australian styrenics assets. The fair value of the Australian styrenics assets was determined based on estimated market prices.

2004 Restructuring Activities

As of December 31, 2004, our Polyurethanes segment reserve consisted of $19.0 million related to various restructuring programs, including the closure of our West Deptford, New Jersey site (as announced in 2004), restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2002). During 2004, we recorded asset impairment charges of $10.5 million related to the closure of our West Deptford site.

As of December 31, 2004, the Materials and Effects segment reserve consisted of $33.0 million related to the restructuring program implemented in association with the Huntsman Advanced Materials Transaction, the realignment and simplification of our commercial and technical organization and the closure of our Kaohsiung, Taiwan production facility. The restructuring program initiated with the Huntsman Advanced Materials Transaction included reductions in costs of the global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies could be achieved. During 2004, the Materials and Effects segment reversed $2.8 million of restructuring reserves recorded in the Huntsman Advanced Materials Transaction that were no longer required and recorded a corresponding reduction to intangible assets.

As of December 31, 2004, the Performance Products segment reserve consisted of $58.2 million primarily related to various restructuring programs primarily across our European surfactants business and North American operations. During 2004, we adopted a plan to reduce the workforce across all locations in our European surfactants business by approximately 320 positions over a period of 15 months, including the closure of substantially all of our Whitehaven, U.K. surfactants facility. We also announced a plan to close our Guelph, Ontario manufacturing facility, maleic anhydride briquette facility in St. Louis, Missouri, and technical facility in Austin, Texas. During 2004, we recorded asset impairment charges totaling $40.5 million related to the closure of the Whitehaven, U.K. facility, the Guelph, Ontario facility and the maleic anhydride briquette facility in St. Louis, Missouri.

As of December 31, 2004, the Pigments segment reserve consisted of $22.0 million related to its global workforce reductions announced in 2003 and the reduction of our TiO2 production capacity announced in 2004. During 2004, the Pigments segment announced that, following a review of the Pigments business, we would idle approximately 55,000 tonnes, or about 10%, of our total TiO2 production capacity in the third and fourth quarter of 2004. In connection with this reduction of our TiO2 production capacity, we recorded a $77.2 million asset impairment charge and a $4.3 million charge for the write-off of spare parts inventory and other assets.

As of December 31, 2004, the Base Chemicals segment reserve consisted of $15.1 million related to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at the Wilton and North Tees, U.K. facilities.

During 2004, we recorded asset impairment charges in our Corporate and Other segment of $3.6 million and cash charges of $1.5 million related to the closure of our phenol manufacturing unit in Australia.  Also during 2004, we recorded a restructuring charge in corporate and other of $0.4 million related to relocation costs.

For purposes of measuring impairment charges in 2004, the fair value of the assets has been determined by using the present value of expected cash flows.

12. Asset retirement obligations

Upon initial adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, we identified certain legal obligations with indeterminate settlement dates; therefore, the fair value of these obligations could not be reasonably estimated and we did not record a liability. On December 31, 2005, we adopted FIN 47. FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143 and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.

Asset retirement obligations consist primarily of landfill capping and closure and post-closure costs and asbestos abatement costs. We are legally required to perform capping and closure and post-closure care on the landfills and asbestos abatement on certain of our premises. In accordance with SFAS No. 143 and FIN 47, for each asset retirement obligation we recognized the estimated fair value of a liability and capitalized the cost as part of the cost basis of the related asset.

The following table describes changes to our asset retirement obligation liability (dollars in millions):

	2006	2005
Asset retirement obligation at beginning of year	$46.6	$7.2
FIN 47 net transition adjustment	—	38.9
Liabilities incurred related to Textile Effects Acquisition	0.3	—
Accretion expense	1.4	0.5
Revisions in timing and estimated cash flows	(1.4)	—
Payments	(0.1)	—
Liabilities transferred in business dispositions	(29.9)	—
Foreign currency effect on reserve balance	1.2	—
Asset retirement obligation at end of year	$18.1	$46.6

The cumulative effect of adopting FIN 47 resulted in an after-tax charge to earnings of $31.7 million (net of income taxes of $4.8 million), or $0.14 diluted loss per share for the year ended December 31, 2005.

The pro forma effects of the application of FIN 47 as if the statement had been adopted on January 1, 2004 (instead of on December 31, 2005) are presented below (pro forma amounts assuming the accounting change is applied retroactively, net of tax) (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
	(actual)	(pro forma)	(pro forma)
Income (loss) from continuing operations, as reported	$317.9	$(103.2)	$(333.1)
Pro forma adjustments:
Depreciation expense	—	(0.1)	(0.1)
Accretion expense	—	(0.8)	(0.8)
Income (loss) from continuing operations	$317.9	$(104.1)	$(334.0)
Basic income (loss from) continuing operations, per share	$1.44	$(0.67)	$(1.91)
Diluted income (loss) from continuing operations, per share	$1.37	$(0.67)	$(1.91)

The actual and pro forma asset retirement obligation liability balances as if FIN 47 had been adopted on January 1, 2004 (instead of on December 31, 2005) are presented below (dollars in millions).

	2006	2005
	(actual)	(pro forma)
Liability for asset retirement obligations at beginning of period	$46.6	$43.1
Liability for asset retirement obligations at end of period	18.1	46.6

13. Other nOnCurrent LIaBILItIeS

Other noncurrent liabilities consisted of the following (dollars in millions):

	December 31,
	2006	2005
Pension liabilities	$536.7	$380.8
Other postretirement benefits	162.2	129.9
Environmental accruals	7.6	18.1
Restructuring and plant closing costs	55.1	23.1
Asset retirement obligation	17.9	46.6
Other noncurrent liabilities	176.3	171.7
Total	$955.8	$770.2

14. DeBt

Outstanding debt consisted of the following (dollars in millions):

	December 31,
	2006	2005
Senior Credit Facilities:
Revolving Facility	$—	$—
Term Loans	1,711.2	2,099.3
Secured Notes	294.0	293.6
Senior Notes	198.0	752.7
Subordinated Notes	1,228.3	1,145.2
Australian Credit Facilities	61.4	63.8
HPS (China) debt	90.3	42.6
Other	62.1	60.7
Total debt	$3,645.3	$4,457.9
Current portion	$187.9	$44.6
Long-term portion	3,457.4	4,413.3
Total debt	$3,645.3	$4,457.9

Subsidiary Debt

With the exception of our guarantees of certain debt of HPS and SLIC, our Chinese MDI joint ventures, and certain indebtedness incurred from time to time to finance certain insurance premiums, we have no direct debt or guarantee obligations.

Substantially all of our debt has been incurred by our subsidiaries (primarily Huntsman International); such debt is non-recourse to us and we have no contractual obligation to fund our subsidiaries’ respective operations.

Senior Credit Facilities

As of December 31, 2006, our Senior Credit Facilities consisted of our (i) $650 million Revolving Facility, (ii) $1,614.2 million Dollar Term Loan, and (iii) €73.9 million ($97.0 million) Euro Term Loan. As of December 31, 2006, there were no borrowings outstanding under the Revolving Facility, and we had $43.5 million in U.S. dollar equivalents of letters of credit and bank guarantees issued and outstanding under the Revolving Facility. The Revolving Facility matures in 2010 and the Term Loans mature in 2012; provided, however, that the maturities of the Revolving Facility and the Term Loans will accelerate if we do not repay all but $100 million of our outstanding debt securities on or before three months prior to the maturity dates of such debt securities.

At the present time, borrowings under the Revolving Facility and the Dollar Term Loan bear interest at LIBOR plus 1.75% and borrowings under the Euro Term Loan currently bear interest at EURIBOR plus 2.00%. At our option, the Revolving Facility may bear interest at a rate equal to: (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging between 1.25% and 1.75%, depending on our applicable leverage ratio; and (ii) a prime-based rate plus an applicable margin ranging between 0.25% and 0.75%, depending on our applicable leverage ratio. At our option, the Term Loans may bear interest at a rate equal to: (i) LIBOR plus an applicable margin ranging between 1.50% and 1.75%, depending on our applicable leverage ratio or, with respect to the Euro Term Loan only, at EURIBOR plus an applicable margin ranging between 1.75% and 2.00%; and (ii) a primebased rate plus an applicable margin ranging between 0.50% and 0.75%, depending on our applicable leverage ratio.

As of December 31, 2006, the weighted average interest rate on the Senior Credit Facilities was approximately 7.0%. Our obligations under the Senior Credit Facilities are guaranteed by our Guarantors, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien (generally shared with the holders of the 2010 Secured Notes) on substantially all of our domestic property, plant and equipment, the stock of all of or our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between various of our subsidiaries. The agreements governing the Senior Credit Facilities contain financial covenants typical for these types of agreements, including a minimum interest rate coverage ratio, a maximum debt-to-EBITDA ratio and a limit on capital expenditures. The credit agreements also contain customary restrictions or limitations on our ability to incur liens, incur additional debt, merge or sell assets, make certain restricted payments, prepay other indebtedness, make investments or engage in transactions with affiliates and other customary default provisions.

We entered into an amendment to our Senior Credit Facilities on June 30, 2006 to provide for an additional $100 million of borrowings under the Dollar Term Loan. We borrowed the additional amounts under the Dollar Term Loan in July and used the proceeds to redeem all of our $100 million outstanding senior floating rate notes due 2011 at a call price of 104.0% of the aggregate principal amount thereof. The June 30, 2006 amendment also modified certain other provisions in our Senior Credit Facilities, including certain financial covenants. During 2006 we made several voluntary repayments under our Senior Credit Facilities from available liquidity, including payments of $50 million in April 2006 and $50 million in August 2006.

On January 16, 2007, we made a voluntary repayment of $75.0 million U.S. dollar equivalents on our Term Loans ($70.8 million on the Dollar Term Loan and €3.25 million on the Euro Term Loan) with available liquidity. In addition, on December 29, 2006 we used a portion of the net proceeds from the U.K. Petrochemicals Disposition to repay $400 million U.S. dollar equivalents on our Term Loans ($377.3 million on the Dollar Term Loan and €17.3 million on the Euro Term Loan).

Secured Notes

As of December 31, 2006, Huntsman International had outstanding $296.0 million aggregate principal amount ($294.0 million book value and $455.4 million original aggregate principal amount) under its 11.625% 2010 Secured Notes. The 2010 Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount plus accrued interest, declining ratably to par on and after October 15, 2009. Interest on the 2010 Secured Notes is payable semiannually in April and October of each year. The 2010 Secured Notes are secured by a first priority lien on all collateral securing the Senior Credit Facilities as described above (other than capital stock of Huntsman International’s subsidiaries), shared equally with the lenders on the Senior Credit Facilities, subject to certain intercreditor arrangements.

The 2010 Secured Notes contain covenants relating to the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing the 2010 Secured Notes also contain provisions requiring us to offer to repurchase the notes upon a change of control.

Senior Notes

As of December 31, 2006, Huntsman International had outstanding $198.0 million ($300 million original aggregate principal amount) of 11.5% 2012 Senior Notes. Interest on the 2012 Senior Notes is payable semiannually in January and July of each year. The

2012 Senior Notes are redeemable after July 15, 2008 at 105.75% of the principal amount plus accrued interest, declining ratably to par on and after July 15, 2010.

The 2012 Senior Notes are unsecured obligations. The indentures governing the 2012 Senior Notes contain covenants, among other things, relating to the incurrence of debt and limitations on distributions and certain restricted payments, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing the 2012 Senior Notes contain provisions requiring us to offer to repurchase the notes upon a change of control.

On December 29, 2006, we used a portion of the net proceeds from the U.K. Petrochemicals Disposition to legally defease the outstanding $250 million of our 9.875% 2009 Senior Notes. We deposited sufficient funds with the trustee for redemption and irrevocably assigned all rights and title to these funds to the trustee for the benefit of the note holders. The notes are scheduled for redemption by the trustee on March 1, 2007 at a price of 102.468% of the aggregate principal amount plus accrued interest. On July 13, 2006, we entered into a transaction to repurchase $37.5 million of the 2009 Senior Notes at a price of approximately 105% of the aggregate principal amount plus accrued interest. In addition, on August 14, 2006 and on September 20, 2006, we completed redemptions of $62.5 million and $100.0 million, respectively, of the 2009 Senior Notes at a call price of 104.937% of the aggregate principal amount plus accrued interest.

In accordance with an amendment to our Senior Credit Facilities, on July 14, 2006, we borrowed an additional $100 million under the Dollar Term Loan and, on July 24, 2006, redeemed in full our senior floating rate notes due 2011 at 104.0% of the principal amount plus accrued interest.

Subordinated Notes

As of December 31, 2006, we had outstanding $175.0 million 7.375% 2015 Subordinated Notes and €135.0 million ($177.2 million) 7.5% 2015 Subordinated Notes. The 2015 Subordinated Notes are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount plus accrued interest, declining ratably to par on and after January 1, 2013. Under the terms of a registration rights agreement among Huntsman International, the Guarantors and the initial purchasers of the 2015 Subordinated Notes, we were required to complete an exchange offer for the 2015 Subordinated Notes on or before September 11, 2005. Because we did not complete the exchange offer by this date, we were required to pay additional interest on the 2015 Subordinated Notes. As of December 31, 2006, we had paid a total of $1.6 million and €1.2 million in additional interest. Additional interest ceased to accrue on December 17, 2006. Since we were not able to complete the exchange offer before this date, we withdrew the registration statement relating to the exchange offer.

As of December 31, 2006, we had outstanding €114.0 million ($149.6 million) (€450 million original aggregate principal amount) 10.125% 2009 Subordinated Notes. As of December 31, 2006, the 2009 Subordinated Notes have an unamortized premium of $1.4 million and are currently redeemable at 101.688% of the principal amount plus accrued interest, declining to par on or after July 1, 2007.

On November 13, 2006, we completed an offering of new subordinated notes consisting of €400 million (approximately $508 million on or about the offering date; $525.1 million as of December 31, 2006) 6.875% 2013 Subordinated Notes and $200 million 7.875% 2014 Subordinated Notes. We used the net proceeds of approximately $699 million to redeem all ($366.1 million) of our outstanding U.S. dollar-denominated 10.125% Subordinated Notes and a portion (€258.0 million) of our outstanding eurodenominated 10.125% 2009 Subordinated Notes. The call price of the 2009 Subordinated Notes was 101.688% of the principal amount plus accrued interest. The 2013 Subordinated Notes are redeemable on or after November 15, 2009 at 105.156% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012. The 2014 Subordinated Notes are redeemable on or after November 15, 2010 at 103.938% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012.

Interest on the 2015 Subordinated Notes and the 2009 Subordinated Notes is payable semiannually in January and July of each year. Interest on the 2013 Subordinated Notes and the 2014 Subordinated Notes is payable semiannually in November and May of each year. All of our subordinated notes are unsecured. The indentures governing our subordinated notes contain covenants relating, among other things, to the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions. Our subordinated notes are guaranteed by the Guarantors. The indentures also contain provisions requiring us to offer to repurchase the notes upon a change of control.

At the end of February 2007, we closed on substantially all of a direct private placement of $147.0 million in aggregate principal amount of U.S. dollar denominated 7.875% senior subordinated notes due November 15, 2014. These notes were issued at a premium of 104% of principal amount for a yield of 7.01% and were issued under the same indenture and are of the same series as an original placement of dollar denominated notes issued by us in November 2006. We intend to use the expected net proceeds of approximately $151.7 million to redeem all (approximately €114 million) of our remaining outstanding 2009 Subordinated Notes, which are being called for redemption on March 27, 2007, at a call price of 101.688% plus accrued interest.

Other Debt

We maintain a $25.0 million multicurrency European Overdraft Facility used for the working capital needs for our European subsidiaries. As of December 31, 2006, we had no borrowings outstanding under the European Overdraft Facility.

In January 2003, Huntsman International entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, operates three plants that manufacture MNB, aniline and crude MDI. We effectively own 35% of SLIC and it is an unconsolidated affiliate. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, operates a plant that manufactures pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is a consolidated affiliate.

HPS obtained secured loans for the construction of its MDI production facility. This debt consists of various committed loans in the aggregate amount of approximately $121 million. As of December 31, 2006, HPS had $28.9 million outstanding in U.S. dollar borrowings and 480 million in RMB borrowings ($61.4 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2006, the interest rate was approximately 5.8% for U.S. dollar borrowings and 6.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semiannual installments beginning on June 30, 2007. We have guaranteed 70% of any amount due and unpaid by HPS under the loans described above (except for the VAT facility, which is not guaranteed). Our guarantees remain in effect until HPS has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service cost ratio of at least 1.5:1. Our Chinese MDI joint ventures are unrestricted subsidiaries under the Senior Credit Facilities and under the indentures governing our outstanding notes. HPS commenced operations during 2006.

Our Australian subsidiaries maintain credit facilities that had an aggregate outstanding balance of A$78.0 million ($61.4 million) as of December 31, 2006. These facilities are non-recourse to Huntsman International and bear interest at the Australian index rate plus a margin of 2.9%. As of December 31, 2006, the interest rate for these facilities was 9.3%. The Australian credit facilities mature in August 2007 and all borrowings under such facilities have been classified as current portion of debt.

In July 2006, in conjunction with our annual renewal of property and liability insurance programs, we financed substantially all of our premiums for the 2006/2007 renewal period and, at that time, Huntsman International entered into notes payable in the amount of $65.6 million due in the next twelve months. As of December 31, 2006, the outstanding amount due under these notes is $36.8 million. Insurance premium financings are generally secured by the unearned premiums under such policies.

Compliance With Covenants

Our management believes that we are in compliance with the covenants contained in the agreements governing the Senior Credit Facilities, the A/R Securitization Program and the indentures governing our notes.

Maturities

The scheduled maturities of our debt by year as of December 31, 2006 are as follows (dollars in millions):

Year Ending December 31:
2007	$187.9
2008	26.8
2009	184.4
2010	327.3
2011	31.5
Thereafter	2,887.4
$3,645.3

We also have lease obligations accounted for as capital leases which are included in other long-term debt. The scheduled maturities of our commitments under capital leases are as follows (dollars in millions):

Year Ending December 31:
2007	$3.3
2008	3.3
2009	3.2
2010	2.6
2011	0.8
Total minimum payments	13.2
Less: Amounts representing interest	(2.7)
Present value of minimum lease payments	10.5
Less: Current portion of capital leases	(2.2)
Long-term portion of capital leases	$8.3

15. DerIvatIve InStrumentS anD heDGInG aCtIvItIeS

We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures.

Interest Rate Hedging

Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

Interest rate contracts were recorded as a component of other non-current liabilities as of December 31, 2006 and 2005. The effective portion of the changes in the fair value of the swaps are recorded in accumulated other comprehensive loss, with any ineffectiveness recorded in interest expense.

As of December 31, 2006 and 2005, we had entered into various types of interest rate contracts to manage our interest rate risk on our long-term debt as indicated below (dollars in millions):

	2006	2005
Notional amount	$75.0	$83.3
Fair value
Cash flow hedges	0.4	—
Non-designated derivatives	0.3	0.4
Maturity	2007 – 2010	2006 – 2010

For the years ended December 31, 2006 and 2005, the changes in accumulated other comprehensive (loss) income associated with cash flow hedging activities is indicated below:

	2006	2005
Balance at January 1	$2.1	$5.2
Current period change in fair value	(0.4)	(1.9)
Reclassifications to earnings	(1.6)	(1.2)
Balance at December 31	$0.1	$2.1

During the twelve months ending December 31, 2007, accumulated comprehensive income of approximately $0.1 million is expected to be reclassified to interest expense. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We are exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

Foreign Exchange Rates

Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our sales prices are typically denominated in U.S. dollars, euros, francs, British pounds and certain Asian currencies. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of one year or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. Our A/R Securitization Program in certain circumstances requires that we enter into forward foreign currency hedges intended to hedge currency exposures.

During the year ended December 31, 2006, we entered into foreign currency instruments to minimize the foreign currency impact on forecasted capital expenditures payable in Singapore Dollars associated with the construction of our polyetheramine manufacturing facility in Singapore. As of December 31, 2006, the notional amount of these derivative instruments is approximately 13 million Singapore dollars, and these instruments extend through April of 2007. These contracts are not designated as hedges for financial reporting purposes and are recorded at market value. Subsequent to December 31, 2006, we have entered into additional foreign currency derivatives with a notional amount of approximately 9 million Singapore dollars extending through July, 2007.

A significant portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in some cases, denominated in currencies other than the entities’ functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future (“Permanent Loans”) and the designation of certain debt and swaps as net investment hedges.

Currency effects of net investment hedges resulted in a loss of $43.1 million, a gain of $55.0 million and a loss of $51.5 million in other comprehensive income (loss) (foreign currency translation adjustments) for the years ended December 31, 2006, 2005 and 2004, respectively.

Foreign currency transaction gains and losses on intercompany loans that are not designated as Permanent Loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as Permanent Loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans.

From time to time, we review our non-U.S. dollar denominated debt and swaps to determine the appropriate amounts designated as hedges. As of December 31, 2006, we have designated approximately €525 million of eurodenominated debt as a hedge of our net investments. As of December 31, 2006 we had approximately $1,061.1 million in net euro assets.

In conjunction with the November 13, 2006 offering of the 2013 Subordinated Notes and the 2014 Subordinated Notes, we redeemed a substantial portion of our U.S. dollardenominated subordinated debt with newly issued eurodenominated subordinated debt and unwound certain existing cross-currency interest rate swaps. As of December 31, 2006, we have outstanding one cross-currency interest rate swap pursuant to which we have agreed to swap $31.1 million of 11.0% fixed rate debt for €25.0 million of 9.4% fixed rate debt. At maturity, July 15, 2007, we are required to pay principal of €25.0 million and will receive principal of $31.1 million. This swap is not designated as a hedge for financial reporting purposes. As of December 31, 2006, the fair value of this swap was $1.5 million and was recorded in other noncurrent assets in our balance sheet.

Commodity Prices

Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. In order to reduce overall raw material cost volatility, from time to time we may enter into various commodity contracts to hedge our purchase of commodity products. We do not attempt to hedge our commodity exposure in a manner that would eliminate the effects of changes in commodity prices on our cash flows and earnings.

16. SeCurItIZatIOn Of aCCOuntS reCeIvaBLe

Under our A/R Securitization Program, we grant an undivided interest in certain of our trade receivables to the Receivables Trust, a qualified off-balance sheet entity, at a discount. This undivided interest serves as security for the issuance by the Receivables Trust of commercial paper. The A/R Securitization Program currently provides for financing through a commercial paper conduit program (in both U.S. dollars and euros). On April 18, 2006, we completed an amendment and expansion of our A/R Securitization Program and added certain additional U.S. subsidiaries as additional receivables originators under the A/R Securitization Program. In connection with this amendment and expansion, the Receivables Trust redeemed in full all of the €90.5 million ($109.8 million) and $85.0 million in principal amount of the medium-term notes outstanding under the A/R Securitization Program. The amended A/R Securitization Program currently provides for financing through a commercial paper conduit program (in both U.S. dollars and euros). We expanded the size of the commercial paper conduit program to a committed amount of approximately $500 million U.S. dollar equivalents for three years. Interest costs to the Receivables Trust on amounts drawn under the commercial paper conduit are LIBOR and/or EURIBOR, as applicable, plus 60 basis points per annum based upon a pricing grid (which is dependent upon our credit rating). Transfers of accounts receivable to the Receivables Trust continue to be accounted for as sales under the amended A/R Securitization Program. At December 31, 2006, our capacity under the A/R Securitization Program was approximately $446 million.

As of December 31, 2006, the Receivables Trust had approximately $220 million and approximately €170 million ($223.2 million) in commercial paper outstanding. As of December 31, 2005, the Receivables Trust had approximately $192 million in U.S.

dollar equivalents in medium-term notes outstanding and approximately $110.1 million in U.S. dollar equivalents in commercial paper outstanding. As of December 31, 2006 and 2005, the weighted average interest rate for the commercial paper was approximately 4.4% and 3.5%, respectively.

As of December 31, 2006 and 2005, our retained interest in receivables (including servicing assets) subject to the program was approximately $157.9 million and $164 million, respectively. The value of the retained interest is subject to credit and interest rate risk. For the years ended December 31, 2006, 2005 and 2004, new sales of accounts receivable sold into the program totaled approximately $7,492 million, $5,585 million and $5,071 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled approximately $7,395 million, $5,589 million and $5,017 million, respectively. Servicing fees received during the years ended December 31, 2006, 2005 and 2004 were approximately $8 million, $6 million and $6 million, respectively.

We incur losses on the A/R Securitization Program for the discount on receivables sold into the program and fees and expenses associated with the program. For the years ended December 31, 2006, 2005 and 2004, losses on the A/R Securitization Program were $13.3 million, $9.0 million and $13.3 million, respectively. We also retain responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on the A/R Securitization Program were nil, nil and a loss of $2.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. As of each of December 31, 2006 and 2005, the fair value of the open forward currency contracts was nil.

The key economic assumptions used in valuing the residual interest are presented below:

December 31,
	2006	2005
Weighted average life (in days)	35 – 40	35 to 40
Credit losses (annual rate)	Less than 1%	Less than 1%
Discount rate (weighted average life)	Less than 1%	Less than 1%

A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2006 and 2005 were $24.7 million and $22.5 million, respectively.

17. faIr vaLue Of fInanCIaL InStrumentS

	December 31,
	2006		2005
(Dollars in millions)	Carrying Amount	Estimated Fair value	Carrying Amount	Estimated Fair Value
Non-qualified employee benefit plan investments	$7.6	$7.6	$5.4	$5.4
Government securities	17.6	17.6	31.2	31.2
Long-term debt (including current portion)	3,645.3	3,714.9	4,457.9	4,593.2
Notes receivable from affiliates	—	—	3.0	3.0

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The fair value of government securities and non-qualified employee benefit plan investments are estimated using prevailing market prices. Interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2006 and 2005. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2006, and current estimates of fair value may differ significantly from the amounts presented herein.

18. emPLOyee BenefIt PLanS

Defined Benefit And Other Postretirement Benefit Plans

Our employees participate in a trusteed, non-contributory defined benefit pension plan (the “Plan”) that covers substantially all of our full-time U.S. employees. Effective July 1, 2004, the Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts. Between July 1, 2004 and September 1, 2005, thirteen collectively bargained units had negotiated to participate. For participating employees, benefits accrued under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

We sponsor defined benefit plans in a number of countries outside of the U.S. The availability of these plans, and their specific design provisions, are consistent with local competitive practices and regulations.

We also sponsor two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits.

In May 2004, the FASB issued FSP No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The FSP provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) to a sponsor of a postretirement health care plan. On July 1, 2004 we adopted the provisions of FSP No. 106-2. The adoption of FSP No. 106-2 reduced our non-pension postretirement accumulated benefit obligation by approximately $4.7 million, which has been recognized as a change in our unrecognized actuarial gain/loss. The adoption of FSP No. 106-2 reduced the net periodic postretirement benefit cost recognized during the year ended December 31, 2005 by approximately $0.5 million.

In 2005, we changed the measurement date of our pension and postretirement benefit plans from December 31 to November 30. We believe the one-month change of the measurement date is preferable because it provides us more time to review the completeness and accuracy of the actuarial benefit information which results in an improvement in our internal control procedures. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit, net of tax of $1.9 million, of $4.0 million ($0.02 decrease in loss per share) recorded in the year ended December 31, 2005. The pro forma impact of changing this accounting policy is to reduce net loss by approximately $0.2 million ($0.00 per share) for the year ended December 31, 2004.

The following table summarizes the impact of the initial adoption of SFAS No. 158 (dollars in millions):

	December 31, 2006 Prior to SFAS No. 158 Adjustments	SFAS No. 158 Adjustment	December 31, 2006 Post SFAS No. 158 Adjustments
Prepaid pension costs	$143.1	$(73.7)	$69.4
Intangible assets	6.8	(6.8)	—
Pension liabilities	(460.3)	(86.2)	(546.5)
Postretirement benefit liabilities	(135.4)	(39.2)	(174.6)
Accumulated other comprehensive income	(162.0)	(205.9)	(367.9)

The amounts in accumulated other comprehensive income that are expected to be recognized as components of net periodic benefit cost (credit) during the next fiscal year are as follows (dollars in millions):

	U.S.		Non-U.S.
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Actuarial loss	$5.4	$3.5	$7.3	$0.1
Prior service (credit) cost	(5.5)	(2.5)	(1.2)	—
Transition obligation	1.1	—	0.7	—
Total	$1.0	$1.0	$6.8	$0.1

The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2006 and 2005 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2006		2005		2006		2005
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$625.5	$1,941.2	$489.6	$2,020.7	$155.9	$4.8	$126.9	$4.3
Adjustment due to change in measurement date	—	—	(2.1)	(11.5)	—	—	(0.1)	—
Service cost	34.1	53.2	30.6	48.3	4.3	—	4.1	—
Interest cost	37.5	98.0	35.9	90.3	8.7	0.2	9.3	0.2
Participant contributions	—	8.7	—	5.8	—	—	—	—
Plan amendments	1.0	2.6	(21.4)	(15.4)	0.1	—	(8.4)	—
Exchange rate changes	—	247.3	—	(242.3)	—	—	—	0.2
Divestitures/acquisitions	(15.9)	313.1	—	0.3	4.0	—	—	—
Settlements/transfers	—	(1.4)	—	(2.7)	—	—	—	—
Other	2.0	(1.5)	—	(0.3)	—	—	—	—
Curtailments	—	(123.0)	—	(2.6)	—	—	—	—
Special termination benefits	—	2.6	—	11.4	—	—	—	—
Actuarial loss (gain)	24.7	120.2	13.2	108.5	9.5	(0.1)	(0.4)	0.4
Consolidation of Rubicon	—	—	116.5	—	—	—	34.2	—
Benefits paid	(45.7)	(75.9)	(36.8)	(69.3)	(11.4)	(0.4)	(9.7)	(0.3)
Benefit obligation at end of year	$663.2	$2,585.1	$625.5	$1,941.2	$171.1	$4.5	$155.9	$4.8
Change in plan assets
Fair value of plan assets at beginning of year	$416.9	$1,626.3	$297.8	$1,607.4	$—	$—	$—	$—
Adjustment due to change in measurement date	—	—	(8.8)	(8.8)	—	—	—	—
Actual return on plan assets	60.5	202.2	36.5	236.1	—	—	—	—
Exchange rate changes	—	211.5	—	(200.0)	—	—	—	—
Divestitures/acquisitions	—	245.2	—	0.2	—	—	—	—
Participant contributions	—	8.7	—	5.8	—	—	—	—
Other	—	(0.9)	—	4.3	—	—	—	—
Administrative expenses	—	(1.1)	—	(1.3)	—	—	—	—
Company contributions	58.1	57.5	50.8	55.8	11.4	0.4	9.7	0.3
Settlements/transfers	—	(2.3)	—	(3.9)	—	—	—	—
Consolidation of Rubicon	—	—	77.4	—	—	—	—	—
Benefits paid	(45.7)	(75.9)	(36.8)	(69.3)	(11.4)	(0.4)	(9.7)	(0.3)
Fair value of plan assets at end of year	$489.8	$2,271.2	$416.9	$1,626.3	$—	$—	$—	$—
Funded status
Fair value of plan assets	$489.8	$2,271.2	$416.9	$1,626.3	$—	$—	$—	$—
Benefit obligations	663.2	2,585.1	625.5	1,941.2	171.1	4.5	155.9	4.8
Funded status	(173.4)	(313.9)	(208.6)	(314.9)	(171.1)	(4.5)	(155.9)	(4.8)
Unrecognized net actuarial loss	—	—	153.5	318.4	—	—	55.4	1.4
Unrecognized prior service credit	—	—	(68.3)	(6.5)	—	—	(26.9)	—
Unrecognized transition obligation	—	—	2.8	2.5	—	—	—	0.2
Contributions paid December 1 through December 31	3.9	6.3	3.3	3.7	0.9	0.1	0.7	—
Accrued benefit cost	$(169.5)	$(307.6)	$(117.3)	$3.2	$(170.2)	$(4.4)	$(126.7)	$(3.2)

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2006		2005		2006		2005
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in balance sheet:
Noncurrent asset	$1.7	$67.7	$—	$—	$—	$—	$—	$—
Current liability	(4.7)	(5.1)	—	—	(12.0)	(0.4)	—	—
Noncurrent liability	(166.5)	(370.2)	—	—	(158.2)	(4.0)	—	—
Prepaid benefit cost	—	—	1.0	148.1	—	—	—	—
Accrued benefit cost	—	—	(185.7)	(216.9)	—	—	(126.7)	(3.2)
Intangible asset	—	—	3.6	3.7	—	—	—	—
Accumulated other comprehensive income	—	—	63.8	68.3	—	—	—	—
	$(169.5)	$(307.6)	$(117.3)	$3.2	$(170.2)	$(4.4)	$(126.7)	$(3.2)
Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$128.0	$261.6	$—	$—	$61.4	$1.1	$—	$—
Prior service credit	(62.7)	(2.9)	—	—	(23.5)	—	—	—
Transition obligation	2.6	2.1	—	—	—	0.2	—	—
	$67.9	$260.8	$—	$—	$37.9	$1.3	$—	$—

Components of the net periodic benefit costs for the years ended December 31, 2006, 2005 and 2004 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004
Service cost	$34.1	$30.6	$19.0	$53.2	$48.3	$45.1
Interest cost	37.5	35.9	30.7	98.0	90.3	86.9
Expected return on assets	(34.4)	(31.0)	(22.1)	(125.3)	(105.8)	(96.4)
Amortization of transition obligation	1.2	1.1	1.1	0.7	0.7	0.7
Amortization of prior service cost	(5.6)	(4.0)	1.0	(1.0)	(1.2)	0.5
Amortization of actuarial loss	8.7	7.4	4.8	10.8	15.4	5.8
Curtailment gain	—	—	—	(18.2)	(1.2)	—
Settlement loss	—	—	—	0.8	1.3	—
Special termination benefits	—	—	—	2.1	11.4	4.7
Net periodic benefit cost	41.5	40.0	34.5	21.1	59.2	47.3
Less discontinued operations	(5.0)	(3.9)	(3.7)	(1.9)	(21.0)	(18.7)
Net periodic benefit cost from continuing operations	$36.5	$36.1	$30.8	$19.2	$38.2	$28.6

	Other Postretirement Benefit Plans
	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004
Service cost	$4.3	$4.1	$3.3	$—	$—	$—
Interest cost	8.7	9.3	7.5	0.2	0.2	0.2
Amortization of prior service cost	(3.0)	(2.4)	(1.9)	—	—	—
Amortization of actuarial loss	3.1	3.3	3.5	0.1	0.1	0.1
Acquisition/divestiture	—	—	—	0.1	—	0.1
Net periodic benefit cost	13.1	14.3	12.4	0.4	0.3	0.4
Less discontinued operations	(2.2)	(2.5)	(2.2)	—	—	—
Net periodic benefit cost from continuing operations	$10.9	$11.8	$10.2	$0.4	$0.3	$0.4

The following weighted-average assumptions were used to determine the projected benefit obligation at the measurement date and the net periodic pension cost for the year:

	Defined Benefit Plans
	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004
Projected benefit obligation:
Discount rate	5.67%	5.75%	5.75%	4.39%	4.61%	4.85%
Rate of compensation increase	3.89%	3.90%	4.00%	3.22%	3.33%	3.65%
Net periodic pension cost:
Discount rate	5.75%	5.75%	6.00%	4.61%	4.85%	5.30%
Rate of compensation increase	3.90%	4.00%	4.00%	3.33%	3.65%	3.51%
Expected return on plan assets	8.25%	8.25%	8.25%	6.89%	7.06%	7.11%

	Other Postretirement Benefit Plans
	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004
Projected benefit obligation:
Discount rate	5.63%	5.71%	5.75%	5.00%	5.00%	5.77%
Net periodic pension cost:
Discount rate	5.71%	5.75%	6.00%	5.00%	5.77%	6.25%

The projected benefit obligation and fair value of plan assets for the defined benefit plans with projected benefit obligations in excess of plan assets were as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Projected benefit obligation, end of year	$649.6	$625.5	$2,286.1	$1,430.5
Fair value of plan assets, end of year	474.5	416.9	1,839.3	1,089.6

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2006 and 2005 were as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Accumulated benefit obligation in excess of plan assets:
Projected benefit obligation, year end	$645.8	$625.5	$2,233.0	$1,430.5
Accumulated benefit obligation, year end	621.2	605.0	2,048.3	1,220.8
Fair value of plan assets, year end	470.8	416.9	1,794.0	1,089.6

Expected future contributions and benefit payments are as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
2007 expected employer contributions:
To plan trusts	$57.7	$—	$108.3	$—
Expected benefit payments:
2007	$48.0	$12.0	$86.2	$0.4
2008	37.6	11.9	87.3	0.4
2009	41.6	11.8	89.7	0.4
2010	42.8	11.6	93.5	0.4
2011	47.0	11.7	99.6	0.4
2012–2016	281.4	55.9	497.6	1.7

In 2006 and 2005, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% and 9%, respectively, decreasing to 5% after 2009. Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. A one-percent-point change in assumed health care cost trend rates would have the following effects (dollars in millions):

	One-Percentage	One-Percentage
Asset category	Point Increase	Point Decrease
Effect on total of service and interest cost	$2.1	$(2.1)
Effect on postretirement benefit obligation	9.6	(10.3)

The asset allocation for our pension plans at the end of 2006 and 2005 and the target allocation for 2007, by asset category, follows. The fair value of plan assets for these plans was $2,761.0 million at the end of 2006. Based upon historical returns, the expectations of our investment committee and outside advisors, the expected long term rate of return on these assets is estimated to be between 6.9% to 8.25%.

		Allocation at	Allocation at
Asset category	Target Allocation 2007	December 31, 2006	December 31, 2005
U.S. pension plans:
Large Cap Equities	30%	29%	31%
Small/Mid Cap Equities	18%	17%	19%
International Equities	17%	18%	16%
Fixed Income	20%	18%	17%
Real Estate/Other	15%	15%	14%
Cash	0%	3%	3%
Total U.S. pension plans	100%	100%	100%
Non-U.S. pension plans:
Equities	57%	58%	60%
Fixed Income	38%	37%	35%
Real estate	4%	4%	4%
Cash	1%	1%	1%
Total non-U.S. pension plans	100%	100%	100%

Equity securities in our pension plans did not include any equity securities of our Company or our affiliates at the end of 2006.

Our pension plan assets are managed by outside investment managers; assets are rebalanced based upon market opportunities and the consideration of transactions costs. Our strategy with respect to pension assets is to pursue an investment plan that, over the long term, is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan’s ability to meet currently committed obligations.

DEFINED CONTRIBUTION PLANS

We have a money purchase pension plan covering substantially all of our domestic employees who have completed at least two years of service. Employer contributions are made based on a percentage of employees’ earnings (ranging up to 8%).

We also have a salary deferral plan covering substantially all domestic employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. We contribute an amount equal to one-half of the participant’s contribution, not to exceed 2% of the participant’s compensation.

Beginning January 1, 2004, the money purchase pension plan was closed to new hires. At the same time, the company match in the salary deferral plan was increased, for new hires, to a 100% match, not to exceed 4% of the participant’s compensation, once the participant has achieved six years of service with the Company.

Our total combined expense for the above defined contribution plans for the years ended December 31, 2006, 2005, and 2004 was $15.2 million, $15.9 million and $20.7 million, respectively, of which $2.7 million, $1.4 million and $2.5 million related to discontinued operations, respectively.

SUPPLEMENTAL SALARY DEFERRAL PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Huntsman Supplemental Savings Plan (“SSP”) is a nonqualified plan covering key management employees and allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 75% of their salary and bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year. The SSP was amended and restated effective as of January 1, 2005 to allow eligible executive employees to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

The Huntsman Supplemental Executive Retirement Plan (the “SERP”) is an unfunded nonqualified pension plan established to provide certain executive employees with benefits that could not be provided, due to legal limitations, under the Huntsman Defined Benefit Pension Plan, a qualified defined benefit pension plan, and the Huntsman Money Purchase Pension Plan, a qualified money purchase pension plan. On December 23, 2005, the SERP was amended and restated for four purposes: (1) to transfer certain liabilities related to benefits for eligible executive employees to the newly-established Huntsman Supplemental Executive MPP Plan (the “SEMPP”), (2) to reflect a change in the benefit formula in the Huntsman Defined Benefit Pension Plan, (3) to provide for the merger of the Polyurethanes Executive Pension Plan and the Polyurethanes Excess Benefit Plan (each an unfunded nonqualified pension plan) into the SERP, and (4) to allow eligible executive employees to comply with Section 409A. The effective date of the amendment and restatement of the SERP with respect to items (1)–(3) is July 1, 2004 because each of these items relates to the amendment of the Huntsman Defined Benefit Pension Plan which was effective on such date. The effective date of the amendment and restatement of the SERP with respect to item (4) is January 1, 2005 in accordance with Section 409A.

Assets of these plans are included in other assets and were $7.6 million and $5.3 million at December 31, 2006 and 2005. During the year ended December 31, 2006, 2005 and 2004, we expensed $0.6 million, $0.5 million and $0.5 million for the SSP and the SERP, respectively.

STOCK-BASED INCENTIVE PLAN

In connection with the initial public offering of common and preferred stock on February 16, 2005, we adopted the Huntsman Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, nonvested stock, phantom stock, performance awards and other stock-based awards (“Awards”) to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. A maximum of 21,590,909 shares of common stock may be delivered pursuant to the Awards under the Stock Incentive Plan. See “Note 24. Stock-Based Compensation Plans.”

INTERNATIONAL PLAN

International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other non-current liabilities.

19. INCOME TAXES

The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

	For the Year Ended December 31,
	2006	2005	2004
Income tax benefit (expense):
U.S.
Current	$15.4	$(1.5)	$(11.1)
Deferred	5.5	63.0	11.4
Non-U.S.
Current	(48.8)	(25.1)	(24.3)
Deferred	78.0	14.0	104.4
Total	$50.1	$50.4	$80.4

The following schedule reconciles the differences between U.S. federal income taxes at the U.S. statutory rate to the (provision) benefit for income taxes (dollars in millions):

	For the Year Ended December 31,
	2006	2005	2004
Income (loss) from continuing operations before income taxes and minority interests	$270.7	$(151.9)	$(406.3)
Expected tax at U.S. statutory rate of 35%	$(94.7)	$53.3	$142.2
Change resulting from:
State (taxes) benefit net of federal benefit	1.5	5.8	(1.9)
Effects of non-U.S. operations and tax rate differential(1)	(8.6)	(14.2)	30.4
Incremental U.S. tax on non-U.S. income	—	(18.1)	(28.4)
Effect of AdMat consolidation transaction(2)	—	(88.4)	—
U.S. and U.K. tax authority dispute resolutions	54.0	0.7	—
Change in valuation allowance	97.4	113.4	(69.7)
Other—net	0.5	(2.1)	7.8
Total income tax benefit	$50.1	$50.4	$80.4

(1)       During the year ended December 31, 2006, included in the $8.7 million in “Effects of non-U.S. operations and tax rate differential” above are non-recurring items including amounts associated with enacted changes in tax rates ($6.8 million) and the establishment of contingency reserves ($5.5 million).

(2)       The 2005 “Effect of AdMat consolidation transaction” above is approximately $88.4 million of tax expense fully offset by changes in valuation allowances. The components of the $88.4 million are as follows: $30.7 million associated with loss recapture income related to non-U.S. losses that had previously been deducted for U.S. taxation purposes; $6.2 million associated with current year non-U.S. losses not deducted for U.S. tax purposes; and $51.5 million associated with the write-down of net deferred tax assets, with a full valuation allowance, related to the U.S. taxation of Huntsman Advanced Materials non-U.S. entities. Effective January 1, 2006, certain of Huntsman Advanced Materials’s non-U.S. operations previously treated as branches will no longer be treated as branches and will only be subject to U.S. taxation on future earnings to the extent those earnings are repatriated. This eliminates current double taxation of foreign earnings that are inherent in the Huntsman Advanced Materials tax structure.

The components of income (loss) from continuing operations before income taxes and minority interests were as follows (dollars in millions):

	For the Year Ended December 31,
	2006	2005	2004
U.S.	$212.2	$(226.1)	$(179.6)
Non-U.S.	58.5	74.2	(226.7)
Total	$270.7	$(151.9)	$(406.3)

Subsequent to acquiring Huntsman Advanced Materials in June 2003 and through December 31, 2005, substantially all non-U.S. operations of Huntsman Advanced Materials were treated as branches of our Company for U.S. income tax purposes and were, therefore, subject to both U.S. and non-U.S. income tax. The pre-tax income in the table above and the preceding U.S. and non-U.S. allocation of the income tax provision by taxing jurisdiction may, therefore, not be directly related.

Components of deferred income tax assets and liabilities were as follows (dollars in millions):

	December 31,
	2006	2005
Deferred income tax assets:
Net operating loss and AMT credit carryforwards	$869.3	$1,020.6
Pension and other employee compensation	234.4	167.5
Property, plant and equipment	82.3	44.8
Intangible assets	92.3	113.7
Foreign tax credits	50.2	13.2
Other, net	133.1	57.0
Total	1,461.6	1,416.8
Deferred income tax liabilities:
Property, plant and equipment	(701.1)	(881.1)
Pension and other employee compensation	(14.6)	(39.2)
Other, net	(121.4)	(82.5)
Total	(837.1)	(1,002.8)
Net deferred tax asset before valuation allowance	624.5	414.0
Valuation allowance	(571.5)	(549.3)
Net deferred tax asset (liability)	$53.0	$(135.3)
Current tax asset	$64.6	$31.2
Current tax liability	(9.4)	(2.4)
Non-current tax asset	190.4	94.2
Non-current tax liability	(192.6)	(258.3)
Total	$53.0	$(135.3)

As of December 31, 2006, we have U.S. federal net operating loss carryforwards (“NOLs”) of $743.4 million. The U.S. NOLs begin to expire in 2009 and fully expire in 2025. We also have NOLs of $1,910.0 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $493.2 million have a limited life and $26.9 million are scheduled to expire in 2007.

Included in the $1,910 million of non-U.S. NOLs is $1,059.1 million attributable to Huntsman Advanced Materials’ Luxembourg entities. As of December 31, 2006, there is a valuation allowance of $307.2 million against these net tax-effected NOLs of $313.8 million. Due to the uncertainty surrounding the realization of the benefits of these losses that may result from future dissolution or restructuring of the Luxembourg entities, we have reduced the related deferred tax asset with a valuation allowance.

We are subject to the “ownership change” rules of Section 382 of the Internal Revenue Code. Under these rules, our use of the NOLs could be limited in tax periods following the date of an ownership change. Based upon the existence of significant tax “built-in income” items, the effect of the ownership change rules on the ability to utilize the NOLs is not anticipated to be material.

We have a valuation allowance against our entire U.S. and a material portion of our non-U.S. net deferred tax assets. We have specific valuation allowances of $38.2 million that, when reversed, will reduce goodwill and other non-current intangibles. Additionally, included in the deferred tax assets at December 31, 2006 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to stockholders’ equity when realized, after all other valuation allowances have been reversed.

The following is a summary of changes in the valuation allowance (dollars in millions):

	2006	2005	2004
Valuation allowance as of January 1	$549.3	$842.1	$603.2
Valuation allowance as of December 31	571.5	549.3	842.1
Net change	(22.2)	292.8	(238.9)
Foreign currency movements	6.5	(81.1)	52.5
Deferred tax liabilities recorded in purchase accounting which reduced the need for valuation allowances	(7.8)	(2.9)	—
Recognition of net operating losses based on final settlement with U.S. and U.K. tax authorities, with a corresponding increase to valuation allowance	53.0	—	—
Adjustments to deferred tax assets with an offsetting adjustment to valuation allowance	72.3	(99.8)	68.6
Movement of net deferred tax assets unrelated to income or loss from continuing operations	(3.3)	5.2	73.9
Reversal of valuation allowances on deferred tax assets related to prior acquisitions, with a corresponding reduction to goodwill or intangible assets	(1.1)	(0.8)	(25.8)
Change in valuation allowance per rate reconciliation	$97.4	$113.4	$(69.7)
Components of change in valuation allowance:
Effects of pre-tax income and pre-tax losses in jurisdictions with valuation allowances	$76.5	$(20.7)	$(77.3)
Effects of AdMat consolidation transaction	—	88.4	—
Releases of valuation allowances in various jurisdictions	29.1	56.5	10.8
Establishments of valuation allowances in various jurisdictions	(8.2)	(10.8)	(3.2)
Change in valuation allowance per rate reconciliation	$97.4	$113.4	$(69.7)

For non-U.S. entities that are not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were $175.9 million at December 31, 2006. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

As a matter of course, our subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions. We believe adequate provision has been made for all outstanding issues for all open years. Significant judgments and estimates are required in determining the global provision for income taxes, including judgments and estimates regarding the realization of deferred tax assets and the ultimate outcome of tax-related contingencies. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We either recognize a liability, including related interest, or reduce a tax asset, for the anticipated outcome of tax audits. We adjust these amounts in light of changing facts and circumstances, such as the closing of a tax audit or the expiration of a statute of limitations in the period in which the change occurs. If our tax positions are ultimately upheld under audits by respective taxing authorities, it is possible that the provision for income taxes in future years may reflect significant favorable adjustments. During 2006, the remaining unresolved issues of the IRS Exam for the years ended 1998 through 2001 were settled. The net increase to our net operating losses was approximately $134 million, which was offset by a corresponding change in valuation allowance. Accruals for U.S. tax contingencies of $30.2 million were reversed as a benefit to current tax benefit. We also successfully settled disputes in non-U.S. jurisdictions which resulted in the reversal of accruals for tax contingencies of $23.8 million to current tax benefit. The non-U.S. dispute resolutions also resulted in increases in deferred tax assets, offset by a corresponding increase in valuation allowances.

20. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

We have various purchase commitments extending through 2023 for materials and supplies entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase prices for substantially all of these contracts require minimum payments, even if no volume is purchased. Historically, we have not made any minimum payments under such take or pay contracts without taking the product.

Total purchase commitments as of December 31, 2006 are as follows (dollars in millions):

Year Ending December 31:
2007	$1,432.2
2008	510.0
2009	131.4
2010	96.9
2011	59.0
Thereafter	147.6
$2,377.1

OPERATING LEASES

We lease certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $52.1 million, $71.6 million and $55.2 million for the years ended December 31, 2006, 2005 and 2004, respectively, of which $13.2 million, $25.9 million and $13.9 million related to discontinued operations, respectively.

Future minimum lease payments under operating leases as of December 31, 2006 are as follows (dollars in millions):

Year Ending December 31:
2007	$53.1
2008	50.2
2009	42.5
2010	37.9
2011	30.7
Thereafter	104.5
$318.9

LEGAL MATTERS

Discoloration Claims—Certain claims have been filed against us relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by our titanium dioxide. Substantially all of the titanium dioxide that is the subject of these claims was manufactured prior to our acquisition of our titanium dioxide business from ICI in 1999. Net of amounts we have received from insurers and pursuant to contracts of indemnity, we have paid an aggregate of approximately $16 million in costs and settlement amounts for Discoloration Claims through December 31, 2006.

The following table presents information about the number of Discoloration Claims for the periods indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

	Year Ended December 31,
	2006	2005	2004
Claims unresolved at beginning of period	2	3	4
Claims filed during period	—	—	1
Claims resolved during period	—	1	2
Claims unresolved at end of period	2	2	3

During the year ended December 31, 2004, we settled claims for approximately $45 million, approximately $30 million of which was paid by our insurers or ICI and approximately $15 million of which was paid by us. During 2004, we recorded charges of $15.1 million relating to Discoloration claims. During the year ended December 31, 2005, we settled a claim for approximately $1.0 million, all of which was paid by ICI. The two Discoloration Claims unresolved as of December 31, 2006, asserted aggregate damages of approximately $70 million. An appropriate liability has been accrued for these claims. Based on our understanding of the merits of these claims and our rights under contracts of indemnity and insurance, we do not believe that the net impact on our financial condition, results of operations or liquidity will be material.

While additional Discoloration Claims may be made in the future, we cannot reasonably estimate the amount of loss related to such claims. Although we may incur additional costs as a result of future claims (including settlement costs), based on our history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than six years ago, and the fact that we have rights under contract to indemnity, including from ICI, we do not believe that any unasserted Discoloration Claims will have a material impact on our financial condition, results of operations, or liquidity. Based on this conclusion and our inability to reasonably estimate our expected costs with respect to these unasserted claims, we have made no accruals in our financial statements as of December 31, 2006 for costs associated with unasserted Discoloration Claims.

Environmental Litigation—On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS laws. Based on currently available information and our past experience, we do not believe that the resolution of any pending or threatened environmental enforcement proceedings, will have a material impact on our financial condition, results of operations or cash flows.

Beginning in the third quarter of 2004 and extending through December 2005, we received notifications of approximately eight separate enforcement actions from the TCEQ for alleged violations related to air emissions at our Port Neches and Port Arthur plants. These alleged violations primarily relate to specific upset emissions, emissions from cooling towers, or flare operations occurring at particular times and at particular operating units during 2004 and 2005. These notices of violation appear to be part of a larger enforcement initiative by the TCEQ regional office focused on upset emissions at chemical and refining industry plants located within the Beaumont/Port Arthur region. On November 13, 2006, the TCEQ approved a settlement under which we paid approximately $0.4 million in the aggregate to settle these matters.

During the first quarter of 2006, we disclosed to the TCEQ that our Conroe, Texas, facility has been out of compliance with HAP regulations. On August 25, 2006, the TCEQ issued a Notice of Enforcement and on October 20, 2006 issued a proposed penalty of approximately $0.1 million. Subsequently, because of mitigating factors, we reached an agreement with TCEQ staff to settle the case for considerably less than $0.1 million. The settlement agreement is awaiting approval of the TCEQ.

In May 2003, the State of Texas settled an air enforcement case with us relating to our Port Arthur plant. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $0.4 million in attorneys’ fees to the Texas Attorney General. As of December 31, 2006, we have paid $5.5 million toward the penalty and $0.4 million for attorneys’ fees. The monitoring projects are underway and on schedule. We do not anticipate that this settlement will have a material adverse effect on our financial condition, results of operations or cash flows.

On April 29, 2006, there was a release of hydrocarbons followed by a significant fire in the ethylene refrigeration area of our Base Chemicals Light Olefins Unit located in Port Arthur, Texas. See “Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas, Plant Fire.” There were no fatalities or serious injuries from the fire. An incident investigation team was formed immediately. The cause of the fire was determined to be a sudden rupture of a pipeline which had been weakened by undetected external corrosion. The TCEQ has proposed, and we have accepted, a penalty of approximately $0.1 million for alleged excessive environmental releases occurring as a consequence of the fire. The settlement is awaiting approval of the TCEQ.

We have been named as a “premises defendant” in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility. In the past, these cases typically have involved multiple plaintiffs bringing actions against multiple defendants, and the complaint has not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claimed. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery. Recent changes in Texas tort procedures have required many pending cases to be split into multiple cases, one for each claimant, increasing the number of pending cases reported below for the year ended December 31, 2006. Nevertheless, the complaints in these cases provide little additional information. We do not believe that the increased number of cases resulting from the changes in Texas tort procedure reflects an increase in the number of underlying claims.

Where the alleged exposure occurred prior to our ownership of the relevant “premises,” the prior owners generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. None of the complaints in these cases state the amount of damages being sought. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our twelve-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner, all of which have been accepted.

	Year Ended December 31,
	2006	2005	2004
Cases unresolved at beginning of period	576	398	369
Cases tendered during period	998	284	94
Cases resolved during period(1)	207	106	65
Cases unresolved at end of period	1,367	576	398

(1)       Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves multiple claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

We have never made any payments with respect to these cases. As of December 31, 2006, we had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2006.

Certain cases in which we are a “premises defendant” are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us, other than a number of cases that were erroneously filed against us due to a clerical error. The cases filed in error are subject to a voluntary dismissal agreement and are in the process of being dismissed.

	Year Ended December 31,
	2006	2005	2004
Cases unresolved at beginning of period	34	29	48
Cases filed during period	19	55	23
Cases resolved during period	11	56	42
Cases unresolved at end of period	42	34	29

We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of approximately $10,000, $0.1 million and $1.0 million during the twelve months ended December 31, 2006, 2005 and 2004, respectively. The cases for the year ended December 31, 2005 include cases filed against Rubicon LLC, which became our consolidated subsidiary on January 1, 2005, as follows: one case filed during the period, one case resolved during the period and six cases unresolved at the end of the period. As of December 31, 2006, we had an accrual of approximately $0.6 million relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2006.

Antitrust Matters—We have been named as a defendant in putative class action antitrust suits alleging a conspiracy to fix prices in the MDI, TDI, and polyether polyols industries that are now consolidated as the “Polyether Polyols” cases in multidistrict litigation known as In re Urethane Antitrust Litigation, MDL No. 1616, Civil No. 2:04-md-01616-JWLDJW, United States District Court, District of Kansas, initial order transferring and consolidating cases filed August 23, 2004. Other defendants named in the Polyether Polyols cases are Bayer, BASF, Dow and Lyondell. Bayer entered into a settlement agreement with the plaintiffs that was approved by the court. Class certification discovery is underway in these consolidated cases.

We have also been named as a defendant in putative class action antitrust suits alleging a conspiracy to fix prices in the MDI, TDI, and polyether polyols industries filed in the Superior Court of Justice, Ontario, Canada on May 5, 2006 and in Superior Court, Quebec, Canada on May 17, 2006. The other defendants named above in the Polyether Polyols cases are also defendants in these Canadian cases.

The pleadings of the plaintiffs in these antitrust suits provide few specifics about any alleged illegal conduct of the defendants, and we are not aware of any evidence of illegal conduct by us or any of our employees. For these reasons, we cannot estimate the possible loss or range of loss relating to these claims, and therefore we have not accrued a liability for these claims. Nevertheless, we could incur losses due to these claims in the future and those losses could be material.

In addition, on February 16, 2006, the Antitrust Division of the U.S. Department of Justice served us with a grand jury subpoena requesting production of documents relating to the businesses of TDI, MDI, polyether polyols and related systems. The other defendants in the Polyether Polyols cases have confirmed that they have also been served with subpoenas in this matter. We are cooperating fully with the investigation.

Tax Dispute—In connection with an audit of our income tax returns for the years ended 1998 through 2001, we received a Notice of Proposed Adjustment from the Internal Revenue Service. We initiated an administrative appeal before the Internal Revenue Service with respect to the proposed adjustment in 2005 and resolved these matters during the fourth quarter of 2006. The impact of the resolution on our U.S. net operating losses, and our related accrued tax contingency liability, are discussed in “Note 19. Income Taxes.”

Other Proceedings—We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity. For more information, see “Note 21. Environmental, Health and Safety Matters— Remediation Liabilities.”

GUARANTEE

In January 2003, Huntsman International entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, operates three plants that manufacture MNB, aniline and crude MDI. We effectively own 35% of SLIC and it is an unconsolidated affiliate.

On September 19, 2003, SLIC obtained secured financing for the construction of production facilities. SLIC obtained various committed loans in the aggregate amount of approximately $229 million in U.S. dollar equivalents. As of December 31, 2006, there were $87.7 million and RMB 1,095 million ($140.2 million) in outstanding borrowings under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. The loans are secured by substantially all the assets of SLIC and will be paid in 16 semiannual installments, beginning on June 30, 2007. We unconditionally guarantee 35% of any amounts due and unpaid by SLIC under the loans described above (except for a $1.5 million VAT facility which is not guaranteed). Our guarantee remains in effect until SLIC has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service coverage ratio of at least 1:1. SLIC commenced operations in the third quarter of 2006. We have estimated that the fair value of this guarantee is nil as of the closing of the transaction and, accordingly, no amounts have been recorded.

21. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

GENERAL

We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

EHS CAPITAL EXPENDITURES

We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2006 and 2005, our capital expenditures for EHS matters totaled $53.3 million and $48.9 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

REMEDIATION LIABILITIES

We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

Under CERCLA, and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. We have been notified by third parties of claims against us for cleanup liabilities at approximately 12 former facilities or third party sites, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect any of these third party claims to result in material liability to us.

In addition, under RCRA, and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Odessa, Port Arthur and Port Neches facilities in Texas, and our Geismar facility in Louisiana, are the subject of ongoing remediation requirements under RCRA authority.

In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of a business or specific facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the full cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

ENVIRONMENTAL RESERVES

We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We have accrued approximately $14 million and $25 million for environmental liabilities as of December 31, 2006 and 2005, respectively. Of these amounts, approximately $6 million and $7 million are classified as accrued liabilities on our consolidated balance sheets as of December 31, 2006 and 2005, respectively, and approximately $8 million and $18 million are classified as other noncurrent liabilities on our consolidated balance sheets as of December 31, 2006 and 2005, respectively. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

REGULATORY DEVELOPMENTS

Under IPPC, EU member governments are to adopt rules and implement a cross media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our financial condition, results of operations or cash flows.

In December 2006, the EU parliament and EU council approved a new EU regulatory framework for chemicals called “REACH” (Registration, Evaluation and Authorization of Chemicals). REACH will take effect in June 2007, and the program it establishes will be phased in over 11 years. Under the regulation companies that manufacture or import more than one ton of a chemical substance per year will be required to register such chemical substances, and isolated intermediates, in a central database. Use authorizations will be granted for a specific chemical if the applicants can show that any risk in using the chemical can be adequately controlled or, where there are no suitable alternatives available, if the applicant can demonstrate that the social and economic benefits of using the chemical outweigh the risks. Specified uses of some hazardous substances may be restricted. In addition, all applicants will have to study the availability of alternative chemicals. If alternatives are available, a “substitution” plan will have to be submitted to the regulatory agency. Persistent bio-accumulative and toxic substances will only be authorized if an alternative chemical is not available. The registration, evaluation and authorization phases of the program will require expenditures and resource commitments in order to, for example, develop information technology tools, generate data, prepare and submit dossiers for substance registration, participate in consortia, obtain legal advice, and reformulate products if necessary. We have established a cross-business European REACH team that is working closely with our businesses to identify and list all substances manufactured or imported by us into the European Union. Currently, it is not possible to estimate the likely financial impact of these regulations on any of our sites.

GREENHOUSE GAS REGULATION

In the EU and other jurisdictions committed to compliance with the Kyoto Protocol to the United Nations Framework Convention on Climate Change (the “Convention”), there is an increasing likelihood that our manufacturing sites will be affected in some way over the next few years by taxation of greenhouse gas (“GHG”) emissions. In addition, although the U.S. is not a signatory to the Convention, several states, including California, are implementing their own GHG regulatory programs, and a federal program in the U.S. is a possibility for the future. While only a very small number of our sites are currently affected by existing GHG legislation, and none have experienced or anticipate significant cost increases as a result, it is likely that GHG emission restrictions will increase over time. Potential consequences of such restrictions include increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

CHEMICAL FACILITY ANTI-TERRORISM RULEMAKING

On December 28, 2006, the U.S. Department of Homeland Security published an advanced notice of proposed rulemaking seeking public comment on proposed regulations for securing high risk chemical facilities from potential terrorist attacks, as required by the Homeland Security Appropriations Act of 2006. The target date set by the act for issuing the regulations is April 4, 2007. If adopted, the regulations will immediately implement the security program at the nation’s highest risk facilities, and a phased implementation at other chemical facilities that present security risks addressed by the statute, beginning in 2007 and continuing through 2008.

Since 2003, we have conducted security vulnerability assessments at all of our higher risk manufacturing facilities in the U.S. Those assessments led to changes in our operations in certain instances to ensure greater security. Whether the assessments and resulting improvements will fully satisfy the requirements of the final regulations, and whether additional costly changes will have to be made, is unclear to us at this time. Currently, it is not possible to estimate the likely financial impact of these regulations on any of our sites.

MTBE DEVELOPMENTS

We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market.

As a result of these developments, we currently market, either directly or through third parties, MTBE to customers located outside the U.S. for use as a gasoline additive, which has produced a lower level of cash flow than the previous sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

A number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, results of operations and financial condition. However, because we are not able to estimate the amount or range of losses that would be associated with such litigation, we have made no accruals with respect to unasserted claims concerning the environmental effects of MTBE as of December 31, 2006.

22. CASUALTY LOSSES AND INSURANCE RECOVERIES

2005 U.S. GULF COAST STORMS

On September 22, 2005, we suspended operations at our Gulf Coast facilities in Texas and Louisiana as a result of hurricane Rita. In addition, we sustained property damage at our Port Neches and Port Arthur, Texas facilities as a result of the hurricane. We maintain customary insurance coverage for property damage and business interruption. With respect to coverage of these losses, the deductible for property damage was $10 million per site, while business interruption coverage does not apply for the first 60 days.

In connection with the losses incurred from hurricane Rita, we are in the process of completing insurance claims for property damage and business interruption. During 2006, we received insurance recovery advances of $12.5 million, and, on January 23, 2007, we executed a sworn statement in proof of loss with the insurance companies to receive additional insurance recovery advances of $14.0 million to be received during the first quarter of 2007. The $26.5 million of insurance recoveries are recorded in “Other operating income (expense)” on the accompanying consolidated statements of operations, as they represent the recovery of losses previously recognized in prior periods, of which $13.3 million was allocated to the Performance Products segment and $13.2 million was allocated to the Base Chemicals segment. The insurance receivable of $14.0 million is recorded within “Other current assets” on the accompanying consolidated balance sheets. We and our insurers are working to reach a settlement on the remainder of the insurance claim and we can provide no assurance with respect to the ultimate resolution of this matter.

PORT ARTHUR, TEXAS PLANT FIRE

On April 29, 2006, our Port Arthur, Texas olefins manufacturing plant experienced a major fire. With the exception of cyclohexane operations at the site, which were restarted in June 2006, the remaining operations at the site remain shutdown. The damage is significant and, while no assurances can be made, preliminary indications are that we expect to restart the facility in the fourth quarter of 2007. The Port Arthur manufacturing plant is covered by property damage and business interruption insurance. With respect to coverage for this outage, the deductible for property damage is $10 million and business interruption coverage does not apply for the first 60 days.

During 2006 we incurred expenditures and losses for both property damage and business interruption as a result of the Port Arthur fire. Net of the $10 million deductible, we incurred approximately $17.2 million in property damages, including the write-off of damaged assets, costs to respond and clean up the facility and costs for the repair and maintenance of damaged equipment, all of which were accrued for recovery by insurance, as recovery from our insurers was considered probable.

During 2006 we also accrued for the recovery of costs during the non-deductible business interruption period from our insurance policies of approximately $39.2 million, as recovery from our insurers was considered probable.

During the fourth quarter of 2006, we received insurance recovery advances of $150.0 million, of which $56.4 million was applied to our insurance receivables related to recovery of costs incurred and $93.6 million has been recorded as a deferred gain and is included in “Accrued liabilities” on the accompanying consolidated balance sheets.

The incurrence of future fixed costs during the business interruption period and the future repair and maintenance expense of the damaged equipment will be offset against the deferred gain. Any such amounts incurred above the deferred gain will be recorded as an insurance receivable if realization is deemed probable. Future insurance recovery advances, if any, in excess of accrued fixed costs and other expenses relating to the damaged facilities will be recorded as a deferred gain, and any remaining deferred gains associated with this event will not be recognized in our consolidated statements of operations until final settlement with our insurance carriers.

23. STOCKHOLDERS’ EQUITY

On February 16, 2005, we completed an initial public offering of 55,681,819 shares of our common stock sold by us and 13,579,546 share of our common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and 5,750,000 shares of our mandatory convertible preferred stock sold by us at a price to the public of $50 per share. Each share of preferred stock will be convertible into between approximately 1.77 and approximately 2.17 shares of our common stock, subject to anti-dilution adjustments, depending upon the trading price of our common stock prior to the third anniversary of our initial public offering. This will result in between approximately 10.2 million and 12.5 million additional shares of our common stock outstanding upon conversion. See “Note 2. Summary of Significant Accounting Policies—Net Income (Loss) per Share.”

The net proceeds to us from our initial public offering of common and preferred stock were approximately $1.5 billion, substantially all of which has been used to repay outstanding indebtedness of certain of our subsidiaries.

DIVIDENDS ON MANDATORY CONVERTIBLE PREFERRED STOCK

In connection with the initial public offering of our 5% mandatory convertible preferred stock on February 16, 2005, we declared all dividends that will be payable on such preferred stock from the issuance through the mandatory conversion date, which is February 16, 2008. Accordingly, we recorded dividends payable of $43.1 million and a corresponding charge to net loss available to common stockholders during the year ended December 31, 2005. As of December 31, 2006, we had $17.6 million invested in government securities that are restricted to be used to satisfy our dividend payment obligations through the mandatory conversion date. We expect to pay dividends in cash on February 16, May 16, August 16 and November 16 of each year prior to February 16, 2008. Under certain circumstances, we may not be allowed to pay dividends in cash. If this were to occur, any unpaid dividend would be payable in shares of common stock on February 16, 2008 based on the market value of common stock at that time.

REDEEMABLE PREFERRED MEMBER’S INTEREST

On September 30, 2002, we authorized the issuance of 18% cumulative preferred members’ interest. The preferred members’ interest had a liquidation preference of $395.0 million and was entitled to a cumulative preferred return equal to 18% per annum, compounded annually. As of December 31, 2004 the accumulated liquidation preference was $574.8 million. In connection with our initial public offering of common and preferred stock, we redeemed the preferred members’ interest on February 16, 2005.

COMMON INTERESTS

On September 30, 2002, we authorized and issued 10,000,000 Class A Common Units and 10,000,000 Class B Common Units. Both Class A Common Units and Class B Common Units had equal rights in our management and shared ordinary profits and losses equally. There were, however, special provisions governing distributions of proceeds until a certain specified level of proceeds had been distributed after which proceeds were distributed equally. All common interests were exchanged for common stock in connection with the initial public offering of common stock on February 16, 2005.

TRACKING PREFERRED INTERESTS

On June 30, 2003, one of our subsidiaries authorized and issued four series of tracking preferred interests (Series A, B, C, and D), that tracked the performance of the Huntsman Advanced Materials business (collectively, “Tracking Preferred Interests”). The Series A Tracking Preferred Interests had a liquidation preference equal to $128.3 million. The Series B Tracking Preferred Interests had a liquidation preference equal to $77.0 million, reduced by the amount of certain distributions to the holders of certain Class A Common Units. The Series C Tracking Preferred Interests had a liquidation preference equal to $231.0 million. The Series D Tracking Preferred Interests had a liquidation preference equal to $77.0 million, reduced by the amount of certain distributions to the holders of certain Class A Common Units. The Tracking Preferred Interests were not entitled to any return other than their liquidation preferences. The liquidation preferences were limited to the underlying investment in the Huntsman Advanced Materials business. The Tracking Preferred Interests did not have voting rights, and could be redeemed by us in connection with certain sale transactions for an amount equal to their unpaid liquidation preferences. All tracking preferred interests were exchanged for common stock in connection with the initial public offering of common stock on February 16, 2005.

24. STOCK-BASED COMPENSATION PLAN

Under the Huntsman Stock Incentive Plan (the “Stock Incentive Plan”), a plan approved by stockholders, we may grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards to our employees and directors and to employees and directors of our subsidiaries, provided that incentive stock options may be granted solely to employees. The terms of the grants are fixed at the grant date. As of December 31, 2006, we were authorized to grant up to 21,590,909 shares under the Stock Incentive Plan. Option awards have a maximum contractual term of 10 years and generally must have an exercise price at least equal to the market price of our common stock on the date the option award is granted. Stock-based awards generally vest over a three-year period.

The compensation cost for the Stock Incentive Plan was $18.4 million and $9.5 million for the years ended December 31, 2006 and 2005, respectively, of which $1.2 million and $0.2 million related to discontinued operations, respectively. The total income tax benefit recognized in the statement of operations for stockbased compensation arrangements was nil for each of years ended December 31, 2006 and 2005. We did not have any stock-based compensation plans prior to 2005.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Because we only became a publicly-held company in February 2005, we based our assumption of expected volatility on implied volatilities from the stock of comparable companies. The expected term of options granted is estimated based on the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	Year Ended December 31,
	2006	2005
Dividend yield	0%	0%
Expected volatility	23.1%	22.4%
Risk-free interest rate	4.6%	3.9%
Expected life of stock options granted during the period	6.6 years	6.6 years

STOCK OPTIONS

A summary of stock option activity under the Stock Incentive Plan as of December 31, 2006 and changes during the year then ended is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Option Awards	Shares	Price	Term	Value
	(000)		(Years)	($000)
Outstanding at January 1, 2006	2,579	$22.56
Granted	1,687	20.46
Exercised	—	—
Forfeited	(115)	22.08
Outstanding at December 31, 2006	4,151	21.72	8.59	$34
Exercisable at December 31, 2006	932	22.48	8.24	—

The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2006 and 2005 was $7.27 and $7.49 per option, respectively. As of December 31 2006, there was $15.8 million of total unrecognized compensation cost related to nonvested stock option arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.6 years. No option awards were exercised during the years ended December 31, 2006 or 2005.

NONVESTED SHARES

Nonvested shares granted under the Stock Incentive Plan consist of restricted stock, which is accounted for as an equity award, and phantom stock, which is accounted for as a liability award because it can be settled in either stock or cash. A summary of the status of our nonvested shares as of December 31, 2006 and changes during the years then ended is presented below:

	Equity Awards		Liability Awards
		Weighted		Weighted
		Average		Average
		Grant-Date		Grant-Date
	Shares	Fair Value	Shares	Fair Value
	(000)		(000)
Nonvested at January 1, 2006	737	$22.99	33	$23.00
Granted	467	20.46	24	20.50
Vested	(267)	22.88	(11)	23.00
Forfeited	(28)	22.65	—	—
Nonvested at December 31, 2006	909	21.73	46	21.72

As of December 31, 2006, there was $13.1 million of total unrecognized compensation cost related to nonvested share compensation arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weightedaverage period of approximately 1.6 years. The total fair value of shares that vested during the year ended December 31, 2006 and 2005 was $6.3 million and nil, respectively.

25. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income consisted of the following (dollars in millions):

	December 31,
	2006		2005		2004
	Accumulated	Income	Accumulated	Income	Income
	income (loss)	(loss)	income (loss)	(loss)	(loss)
Foreign currency translation adjustments, net of tax of $31.8 as of December 31, 2006 and 2005	$228.3	$165.9	$62.4	$(233.6)	$119.3
Pension related adjustments, net of tax of $63.8 and $30.0 as of December 31, 2006 and 2005, respectively	(304.1)	(22.9)	(102.1)	15.0	(56.9)
Other comprehensive income (loss) of unconsolidated affiliates	7.3	—	7.3	(0.7)	(1.2)
Other	7.1	6.0	1.1	7.0	9.3
Total	$(61.4)	$149.0	$(31.3)	$(212.3)	$70.5

During 2006, $49.4 million of foreign currency translation adjustments were reclassified to loss on disposal of discontinued operations related to the U.K. Petrochemicals Disposition.

The adoption of SFAS No. 158 and related pension adjustments include the effect of the calculation of the additional minimum pension liability prior to the adoption of SFAS No. 158, which is included in other comprehensive income, as well as the net effect of the adoption of SFAS No. 158, which is a direct adjustment to accumulated other comprehensive income.

Items of other comprehensive (loss) income of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances that have been recorded.

26. RELATED PARTY TRANSACTIONS

Our accompanying consolidated financial statements include the following transactions with our affiliates not otherwise disclosed (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
Sales to:
Unconsolidated affiliates and discontinued operations	$88.5	$134.8	$88.2
Inventory purchases from:
Unconsolidated affiliates	145.3	119.1	403.9

We have agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we will donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. We have agreed to complete this donation on the earlier of November 30, 2009 or the date on which we occupy less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after we make this donation we will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation.

Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $1.5 million, which represents the insurance premiums paid on his behalf through May 2002. This amount is included in other noncurrent assets on the accompanying balance sheets.

Wayne A. Reaud, a member of our board of directors, is of counsel to the law firm of Reaud, Morgan & Quinn. We pay the firm $200,000 per year for legal services. Mr. Reaud has no interest in the firm or in the proceeds for current work done at the firm. As of counsel, the law firm provides Mr. Reaud with an office and certain secretarial services.

27. OTHER OPERATING (INCOME) EXPENSE

Other operating (income) expense consisted of the following (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
(Gain) loss on sale of business/asset	$(92.4)	$(1.0)	$2.4
Foreign exchange losses (gains)	0.5	29.1	(115.9)
Bad debts	6.4	4.2	2.0
Legal and contract settlements—net	—	—	6.6
Property loss recoveries	(35.3)	—	—
Other, net	(5.9)	(1.1)	30.2
Total other operating (income) expense	$(126.7)	$31.2	$(74.7)

28. OPERATING SEGMENT INFORMATION

We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. We report our operations through six segments: Polyurethanes, Materials and Effects, Performance Products, Pigments, Polymers and Base Chemicals. We have organized our business and derived our operating segments around differences in product lines.

The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE
Materials and Effects(1)	epoxy resin compounds and formulations; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based adhesives, tooling resin formulations, textile chemicals, dyes and APAO
Performance Products(1)	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG and technology licenses
Pigments	titanium dioxide
Polymers(1)(2)	DPE and LLDPE, polypropylene, EPS, styrene
Base Chemicals(1)(2)	ethylene, propylene and cyclohexane

(1)       In the first quarter of 2007, the results of our APAO facility were reported in our Materials and Effects segment. These results were previously reported in our Polymers segment. In the second quarter of 2007, our Australian styrenics business was transferred from our Polymers segment to Corporate and other.  In the fourth quarter of 2006, our Port Neches, Texas olefins facility was transferred from our Base Chemicals segment to our Performance Products segment. All segment information for prior periods has been restated to reflect these transfers.

(2)       On August 1, 2007, we completed the North American Polymers Disposition. The operating results of our North American polymers business have been classified as discontinued operations and, accordingly, the revenues of this business are excluded from the Polyners segment revenues for all periods presented. The EBITDA of our North American polymers business is included in the Polymers segment EBITDA for all periods presented. On June 22, 2007, we entered into the Amended and Restated Agreement to sell our U.S. base chemicals business.  See “Note 3. Discontinued Operations — Sale of the North American Polymers Business and the Agreement to Sell the U.S. Base Chemicals Business.” On December 29, 2006, we sold our European base chemicals and polymers business. The operating results of our European base chemicals and polymers business have been classified as discontinued operations and, accordingly, the revenues of this business are excluded from the Base Chemicals segment revenues for all periods presented. The EBITDA of our European base chemicals and polymers business is included in the Base Chemicals segment EBITDA for all periods presented. See “Note 3. Discontinued Operations—Sale of European Base Chemicals and Polymers Business.” On June 27, 2006, we sold our U.S. butadiene and MTBE business operated in our Base Chemicals segment. See “Note 4. Business Dispositions and Combinations—Sale of U.S. Butadiene and MTBE Business.” The PO/MTBE operations in our Polyurethanes segment were not included in this sale.

Sales between segments are generally recognized at external market prices and are eliminated in consolidation. We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our company as a whole. The revenues and EBITDA for each of our reportable operating segments are as follows (dollars in millions):

	December 31,
	2006	2005	2004
Net Sales:
Polyurethanes	$3,457.2	$3,396.3	$2,818.0
Materials and Effects	1,792.4	1,237.3	1,211.4
Performance Products	2,036.8	2,025.4	1,945.5
Pigments	1,057.8	1,052.8	1,048.1
Polymers	—	—	—
Base Chemicals	963.1	1,775.5	1,715.3
Eliminations and other	(102.2)	(159.4)	(285.9)
Total	$9,205.1	$9,327.9	$8,452.4
Segment EBITDA(1):
Polyurethanes	$582.5	$676.3	$364.0
Materials and Effects	154.1	153.4	153.1
Performance Products	207.8	164.9	88.5
Pigments	112.8	115.3	(30.0)
Polymers	121.1	165.8	71.2
Base Chemicals	11.9	256.7	278.7
Corporate and other(2)	(159.0)	(619.0)	(32.9)
Total	1,031.2	913.4	892.6
Interest expense, net	(350.7)	(426.6)	(612.6)
Income tax benefit—continuing operations	50.1	50.4	80.4
Income tax expense—Discontinued operations and cumulative effect of accounting change	(35.1)	(71.0)	(51.3)
Depreciation and amortization	(465.7)	(500.8)	(536.8)
Net income (loss)	$229.8	$(34.6)	$(227.7)
Depreciation and Amortization:
Polyurethanes	$142.1	$147.4	$147.8
Materials and Effects	46.9	47.4	54.9
Performance Products	54.1	56.6	56.6
Pigments	79.7	77.0	83.2
Polymers(3)	45.4	48.9	50.0
Base Chemicals(3)	59.1	80.7	87.6
Corporate and other	38.4	42.8	56.7
Total	$465.7	$500.8	$536.8
Capital Expenditures:
Polyurethanes	$81.6	$106.6	$45.8
Materials and Effects	52.3	27.4	17.4
Performance Products	89.3	44.2	43.8
Pigments	40.5	38.4	42.7
Polymers(4)	208.7	59.0	11.8
Base Chemicals(4)	58.4	45.6	56.7
Corporate and other	19.1	17.5	8.4
Total	$549.9	$338.7	$226.6
Total Assets:
Polyurethanes	$4,598.7	$4,074.5
Materials and Effects	1,765.4	916.8
Performance Products	1,882.5	1,465.1
Pigments	1,601.0	1,659.7
Polymers	729.8	855.1
Base Chemicals	500.0	1,968.9
Corporate and other	(2,632.5)	(2,069.6)
Total	$8,444.9	$8,870.5

(1)       Segment EBITDA is defined as net income (loss) before interest, income tax, depreciation and amortization, and certain corporate and other items.

(2)       Corporate and other items includes unallocated corporate overhead, foreign exchange gains and losses, loss on accounts receivable securitization program, loss on the early extinguishment of debt, other nonoperating income and expense, minority interest in subsidiaries’

(income) loss, the extraordinary gain on acquisition of a business, cumulative effect of changes in accounting principle and the impact of purchase accounting adjustments.

(3)       Includes depreciation and amortization from discontinued operations of $91.1 million, $110.0 million and $111.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.

(4)       Includes capital expenditures from discontinued operations of $233.6 million, $87.5 million and $54.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

	December 31,
	2006	2005	2004
By Geographic Area
Net sales:
United States	$5,554.2	$6,101.3	$5,277.4
Netherlands	1,946.8	1,838.9	1,274.6
Other nations	4,261.9	3,543.4	3,676.9
Eliminations	(2,557.8)	(2,155.7)	(1,776.5)
Total	$9,205.1	$9,327.9	$8,452.4
Long-lived assets(1):
United States	$2,078.2	$2,267.0
Netherlands	349.3	326.8
Other nations	1,631.9	2,049.4
Total	$4,059.4	$4,643.2

(1)       Long lived assets are made up of property, plant and equipment.

29. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

A summary of selected unaudited quarterly financial data for the years ended December 31, 2006 and 2005 is as follows (dollars in millions):

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006
Revenues	$2,299.0	$2,389.0	$2,313.1	$2,204.0
Gross profit	357.9	395.4	348.1	334.2
Restructuring, impairment and plant closing costs	8.3	8.8	3.6	2.4
Income from continuing operations	56.7	169.9	52.6	38.7
Income (loss) before extraordinary gain and accounting changes	69.0	212.4	(189.5)	82.0
Net income (loss)	69.0	262.9	(182.3)	80.2
Basic income (loss) per share:
Income from continuing operations	0.26	0.77	0.24	0.18
Income (loss) before extraordinary gain and accounting changes	0.31	0.96	(0.86)	0.37
Net income (loss)	0.31	1.19	(0.83)	0.36
Diluted income (loss) per share:
Income from continuing operations	0.24	0.73	0.23	0.17
Income (loss) before extraordinary gain and accounting changes	0.30	0.91	(0.81)	0.35
Net income (loss)	0.30	1.13	(0.78)	0.34

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005
Revenues	$2,420.7	$2,465.9	$2,250.5	$2,190.8
Gross profit	443.4	422.9	365.7	234.3
Restructuring, impairment and plant closing costs	6.4	15.7	66.4	22.4
(Loss) income from continuing operations	(135.9)	108.9	(35.0)	(41.2)
(Loss) income before accounting changes	(56.4)	112.7	(29.9)	(33.3)
Net (loss) income	(52.4)	112.7	(29.9)	(65.0)
Basic income (loss) per share:
(Loss) income from continuing operations	(0.81)	0.49	(0.16)	(0.19)
(Loss) income before accounting changes	(0.45)	0.51	(0.14)	(0.15)
Net (loss) income	(0.43)	0.51	(0.14)	(0.29)
Diluted income (loss) per share:
(Loss) income from continuing operations	(0.81)	0.47	(0.16)	(0.19)
(Loss) income before accounting changes	(0.45)	0.48	(0.14)	(0.15)
Net (loss) income	(0.43)	0.48	(0.14)	(0.29)

On August 1, 2007, we completed the North American Polymers Disposition.  On December 29, 2006, we sold our European base chemicals and polymers business. The results of operations of our former North American polymers business and our former European base chemicals and polymers business for current and prior periods have been classified as discontinued operations. For further information, see “Note 3. Discontinued Operations.”

On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE operations operated by our Base Chemicals segment. On June 30, 2006, we completed the Textile Effects Acquisition. For further information, see “Note 4. Business Dispositions and Combinations.”

30. SUBSEQUENT EVENTS

DECLARATION OF DIVIDEND

On February 14, 2007, our board of directors approved initiation of a quarterly cash dividend on our common stock, and declared a $0.10 per share cash dividend, payable on March 30, 2007, to shareholders of record as of March 15, 2007. We have not previously paid dividends on our common stock.

SALE OF THE NORTH AMERICAN POLYMERS BUSINESS AND THE AGREEMENT TO SELL THE U.S. BASE CHEMICALS BUSINESS

On February 15, 2007, we entered into the Original Agreement pursuant to which FHR, a wholly owned subsidiary of Koch, agreed to acquire our North American base chemicals and polymers business assets for approximately $456 million in cash, plus the value of inventory on the date of closing. We will retain other elements of working capital, including accounts receivable, accounts payable and certain accrued liabilities, which will be liquidated for cash in the ordinary course of business.  On June 22, 2007, we entered into the Amended and Restated Agreement with FHR that amends certain terms of the Original Agreement to, among other things, provide for the closing of the North American Polymers Disposition on August 1, 2007 for $150.0 million plus the value of associated inventory on an average actual cost basis. On August 1, 2007, we received total consideration for the North American Polymers Disposition of approximately $348 million, which is subject to post-closing adjustments. The net proceeds from the North American Polymers Disposition were used to repay debt.

The Amended and Restated Agreement also provides for the separate closing of the Pending U.S. Base Chemicals Disposition for the remaining $306.0 million of sales price plus the value of associated inventory on an average actual cost basis (approximately $60 million at June 30, 2007), following the restart of our Port Arthur, Texas olefins manufacturing facility, which is expected to occur during the fourth quarter of 2007. For more information, see “Note 3. Discontinued Operations – Sale of the North American Polymers Business and the Agreement to Sell the U.S. Base Chemicals Business” and “Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire.”

SALE OF AUSTRALIAN POLYESTER RESINS ASSETS

On January 4, 2007, we completed the sale of our Australian polyester resins assets to Nuplex for A$9.6 million (approximately $7.5 million) in cash, plus the value of inventory at the sale date, for a total transaction value of A$20.3 million (approximately $15.8 million), subject to post closing adjustments. The transaction further includes additional consideration to be received over a three year period upon achieving certain associated earnings targets. The sale includes our Australian polyesters, vinylesters and gelcoats manufacturing assets. In connection with the sale agreement, we also entered into a tolling agreement with Nuplex whereby we will continue to manufacture product using the Australian polyester resins assets. Nuplex will own the assets located on our site. The tolling agreement expires January 2009.

The results of operations of these assets were not classified as a discontinued operation under applicable accounting rules because we expect significant continuing cash flows from the Australian polyester resins assets through the tolling arrangement with Nuplex.

HUNTSMAN CORPORATION (PARENT ONLY)

Schedule I—Condensed Financial Information of Registrant

HUNTSMAN CORPORATION (Parent Only)

BALANCE SHEETS

(Dollars in Millions)

	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$17.2	$10.3
Investment in government securities (restricted as to use)	14.1	14.2
Total current assets	31.3	24.5
Investment in government securities (restricted as to use)	3.5	17.0
Investment in and advances to affiliates	1,720.3	1,511.5
Total assets	$1,755.1	$1,553.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Dividends payable	$14.6	$14.4
Total current liabilities	14.6	14.4
Dividends payable	3.6	18.0
Other long term liability	0.3	—
Total liabilities	18.5	32.4
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 1,200,000,000 shares authorized, 221,549,461 and 221,200,997 issued and 220,652,429 and 220,451,484 outstanding in 2006 and 2005, respectively	2.2	2.2
Mandatory convertible preferred stock, $0.01 par value, 100,000,000 shares authorized, and 5,750,000 issued and outstanding	287.5	287.5
Additional paid-in capital	2,798.4	2,779.8
Unearned stock-based compensation	(12.5)	(11.8)
Accumulated deficit	(1,277.6)	(31.3)
Accumulated other comprehensive loss	(61.4)	(1,505.8)
Total stockholders’ equity	1,736.6	1,520.6
Total liabilities and stockholders’ equity	$1,755.1	$1,553.0

This statement should be read in conjunction with the notes to the consolidated financial statements.

HUNTSMAN CORPORATION (Parent Only)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Dollars in Millions)

	Year ended December 31,
	2006	2005	2004
Indirect costs	$(5.4)	$—	$—
Interest income	1.5	2.7	—
Equity in income (losses) of subsidiaries	233.7	(37.3)	(227.7)
Net income (loss)	229.8	(34.6)	(227.7)
Preferred stock dividend	—	(43.1)	(87.7)
Net income (loss) available to common stockholders	$229.8	$(77.7)	$(315.4)
Net income (loss)	$229.8	$(34.6)	$(227.7)
Other comprehensive income (loss) from subsidiaries	149.0	(212.3)	70.5
Comprehensive income (loss)	$378.8	$(246.9)	$(157.2)

This statement should be read in conjunction with the notes to the consolidated financial statements.

HUNTSMAN CORPORATION (Parent Only)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Dollars in Millions)

	Shares
	Common Stock	Mandatory convertible preferred stock	Common stock	Preferred members’ interest	Mandatory convertible preferred stock	Additional paid-in capital	Unearned stock- based compensation	Accumulated deficit	Accumulated other comprehensive (loss) income	Total
Balance, January 1, 2004	—	—	$—	$194.4	$—	$800.2	$—	$(1,243.5)	$61.2	$(187.7)
Net loss	—	—	—	—	—	—	—	(227.7)	—	(227.7)
Purchase accounting adjustment	—	—	—	1.3	—	—	—	—	49.3	50.6
Other comprehensive income	—	—	—	—	—	—	—	—	70.5	70.5
Dividends accrued on redeemable preferred member’s interest	—	—	—	—	—	(87.7)	—	—	—	(87.7)
Balance, December 31, 2004	—	—	—	195.7	—	712.5	—	(1,471.2)	181.0	(382.0)
Net loss	—	—	—	—	—	—	—	(34.6)	—	(34.6)
Other comprehensive loss	—	—	—	—	—	—	—	—	(212.3)	(212.3)
Exchange of previous common and preferred members’ interest and warrants for common stock	164,769,665	—	1.6	(195.7)	—	885.5	—	—	—	691.4
Issuance of common stock and mandatory convertible preferred stock	55,681,819	5,750,000	0.6	—	287.5	1,203.8	—	—	—	1,491.9
Issuance of nonvested stock awards	—	—	—	—	—	16.3	(16.3)	—	—	—
Recognition of stock-based compensation	—	—	—	—	—	4.8	4.5	—	—	9.3
Dividends declared on mandatory convertible preferred stock	—	—	—	—	—	(43.1)	—	—	—	(43.1)
Balance, December 31, 2005	220,451,484	5,750,000	2.2	—	287.5	2,779.8	(11.8)	(1,505.8)	(31.3)	1,520.6
Net income	—	—	—	—	—	—	—	229.8	—	229.8
Other comprehensive income	—	—	—	—	—	—	—	—	149.0	149.0
Issuance of nonvested stock awards	—	—	—	—	—	9.0	(9.0)	—	—	—
Vesting of stock awards	278,531	—	—	—	—	0.2	—	—	—	0.2
Recognition of stock-based compensation	—	—	—	—	—	9.4	8.3	—	—	17.7
Cumulative effect of adoption of SFAS No. 158, net of tax	—	—	—	—	—	—	—	—	(179.1)	(179.1)
Repurchase and cancellation of stock awards	(77,586)	—	—	—	—	—	—	(1.6)	—	(1.6)
Balance, December 31, 2006	220,652,429	5,750,000	$2.2	$—	$287.5	$2,798.4	$(12.5)	$(1,277.6)	$(61.4)	$1,736.6

This statement should be read in conjunction with the notes to the consolidated financial statements.

HUNTSMAN CORPORATION (Parent Only)

STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year ended December 31,
	2006	2005	2004
Operating Activities:
Net income (loss)	$229.8	$(34.6)	$(227.7)
Noncash interest income	—	(1.1)	—
Equity in (earnings) losses of subsidiaries	(233.7)	37.3	227.7
Changes in operating assets and liabilities	10.8	—	—
Net cash provided by operating activities	6.9	1.6	—

Investing Activities:
Net investment in and advances to subsidiaries	—	(1,442.3)	—
Net investment in government securities (restricted as to use)	14.4	(30.1)	—
Net cash provided by (used in) investing activities	14.4	(1,472.4)	—
Financing Activities:
Dividends paid to preferred stockholders	(14.4)	(10.8)	—
Net proceeds from issuance of common and preferred stock	—	1,491.9	—
Net cash (used in) provided by financing activities	(14.4)	1,481.1	—
Increase in cash	6.9	10.3	—
Cash at beginning of period	10.3	—	—
Cash at end of period	$17.2	$10.3	$—

This statement should be read in conjunction with the notes to the consolidated financial statements.

HUNTSMAN CORPORATION AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

(Dollars in Millions)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2006	$33.7	$6.4	$—	$(1.1)	$39.0
Year ended December 31, 2005	25.8	4.2	3.7	—	33.7
Year ended December 31, 2004	26.5	2.0	—	(2.7)	25.8

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